     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 2001

                                                     REGISTRATION NO. 333--60060
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                SIX FLAGS, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                        7990                    736137714
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                            ------------------------

                                SIX FLAGS, INC.
                          11501 NORTHEAST EXPRESSWAY,
                         OKLAHOMA CITY, OKLAHOMA 73131
                                 (405) 475-2500
           (Name, address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              JAMES COUGHLIN, ESQ.
                                SIX FLAGS, INC.
                             122 EAST 42ND STREET,
                               NEW YORK, NY 10168
                                 (212) 599-4690

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                WITH COPIES TO:

                            HOWARD CHATZINOFF, ESQ.
                             DAVID LEFKOWITZ, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                         NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box:   / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 18, 2001


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OR OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

PROSPECTUS

                                 EXCHANGE OFFER
                 FOR $375,000,000 9 1/2% SENIOR NOTES DUE 2009
                                       OF

                                     [LOGO]

                                ----------------

MATERIAL TERMS OF THE EXCHANGE OFFER

    - Expires at 12:00 midnight, New York City time, on             , 2001,
      unless extended.

    - The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or applicable interpretations of the staff of the Securities and Exchange Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

    - All old notes that are validly tendered and not validly withdrawn will be exchanged.

    - Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

    - The terms of the registered notes to be issued in the exchange offer are substantially identical to the old notes that we issued on February 2, 2001, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes that will not apply to the registered notes.

    - We will not receive any cash proceeds from the exchange offer.

                            ------------------------

    CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS
     PROSPECTUS.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS       , 2001

                               TABLE OF CONTENTS


                                                               PAGE
                                                             --------
PROSPECTUS SUMMARY..........................................      3
RISK FACTORS................................................     15
WHERE YOU CAN FIND MORE INFORMATION.........................     21
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS..................     21
INCORPORATION BY REFERENCE..................................     22
THE EXCHANGE OFFER..........................................     23
CAPITALIZATION..............................................     31
SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA.............     32
DESCRIPTION OF OTHER INDEBTEDNESS...........................     34
DESCRIPTION OF PIERS AND PIES...............................     36
DESCRIPTION OF THE REGISTERED NOTES.........................     37
FEDERAL INCOME TAX CONSIDERATIONS...........................     71
PLAN OF DISTRIBUTION........................................     72
LEGAL MATTERS...............................................     72
EXPERTS.....................................................     72


                       NOTE ON COPYRIGHTS AND TRADEMARKS

    BUGS BUNNY, DAFFY DUCK, TWEETY BIRD and YOSEMITE SAM are copyrights and trademarks of Warner Bros.-C- 2001, a division of Time Warner Entertainment Company, L.P. ("TWE"). BATMAN and SUPERMAN are copyrights and trademarks of DC Comics-C- 2001, a partnership between TWE and a subsidiary of Time Warner Inc. YOGI BEAR, SCOOBY-DOO, and THE FLINTSTONES are trademarks of Hanna-Barbera-C-2001.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE ACCOMPANYING NOTES) INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE REFER TO SIX FLAGS, INC. AND ITS SUBSIDIARIES AS "WE" OR "SIX FLAGS," UNLESS THE CONTEXT CLEARLY INDICATES OTHERWISE. REFERENCES TO "NOTES" MEANS BOTH THE OLD NOTES AND THE REGISTERED NOTES, UNLESS THE CONTEXT OTHERWISE REQUIRES.

                               THE EXCHANGE OFFER

    On February 2, 2001, we issued in a private placement $375.0 million in aggregate principal amount of our 9 1/2% Senior Notes due 2009, which we refer to as the "old notes." We refer to this private placement as the "original note offering." We entered into a registration rights agreement with the initial purchasers of the notes in which we agreed to deliver to you this prospectus. You are entitled to exchange your old notes in the exchange offer for registered notes with substantially identical terms. Unless you are a broker-dealer or unable to participate in the exchange offer, we believe that the notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933. You should read the discussions under the headings "The Exchange Offer" and "Description of the Registered Notes" for further information regarding the registered notes.

                                  THE COMPANY

GENERAL

    We are the largest regional theme park operator in the world, based on our 2000 attendance of approximately 46.4 million. We operate 38 regional parks, including 16 of the 50 largest theme parks in North America, based on 2000 attendance, the largest paid admission theme park in Mexico and seven theme parks in Europe. We also are managing the development and construction of a new theme park in Spain. Our theme parks serve the 10 largest metropolitan areas in the United States. We estimate that approximately two-thirds of the population of the continental United States live within a 150-mile radius of one of our theme parks.

    In 1998, we acquired the former Six Flags, which had operated regional theme parks under the Six Flags name for nearly forty years and established a nationally recognized brand name. We have worldwide ownership of the "Six Flags" brand name. To capitalize on this name recognition, since the commencement of the 1998 season, we have rebranded nine of our parks as "Six Flags" parks, including two of our international parks.

    We hold exclusive long-term licenses for theme park usage throughout the United States (except the Las Vegas metropolitan area), Canada, Europe and Latin and South America (including Mexico) of a number of Warner Bros. and DC Comics characters. These characters include BUGS BUNNY, DAFFY DUCK, TWEETY BIRD, YOSEMITE SAM, BATMAN, SUPERMAN and others. In addition, our European and Latin and South American licenses with Warner Bros. include the Hanna-Barbera and Cartoon Network characters, including YOGI BEAR, SCOOBY-DOO, THE FLINTSTONES and others. We use these characters to market our parks and to provide an enhanced family entertainment experience. Our licenses include the right to sell merchandise featuring the characters at our parks, and to use the characters in advertising, as walk-around characters, in theming for rides and attractions and in retail outlets. We believe using these characters promotes increased attendance, supports higher ticket prices, increases lengths-of-stay and enhances in-park spending.

    Our 38 parks are located in geographically diverse markets across North America and Europe. Our parks are individually themed and provide a complete family-oriented entertainment experience. Our theme parks generally offer a broad selection of state-of-the-art and traditional "thrill rides," water attractions, themed areas, concerts and shows, restaurants, game venues and merchandise outlets. In the aggregate, our theme parks offer more than 800 rides, including over 100 roller coasters, making us the leading operator of thrill rides in the industry.

    Since 1989, under our current management we have assumed control of 37 parks and have achieved significant internal growth. Most recently, we achieved growth in EBITDA, as defined on page 33, of 35.6% from 1998 to 1999 and 15.8% from 1999 to 2000, despite particularly difficult weather conditions at many of our major markets in the core summer 2000 operating season. We incurred net losses in 1999 and 2000 of $19.2 million and $52.0 million, respectively. In addition, in 2000 we rebranded four additional parks with the Six Flags brand. These four parks, which included our first two international Six Flags parks, achieved aggregate increases in 2000 of 43.5% in attendance, 66.0% in revenue, 15.7% in per capita spending and 115.4% in park-level operating cash flow compared to 1999. Operating cash flow represents all park operating revenues and expenses without depreciation and amortization or allocation of corporate overhead or interest expense.


    We believe that our parks benefit from limited direct competition, since the combination of a limited supply of real estate appropriate for theme park development, high initial capital investment, long development lead-time and zoning restrictions provides each of our parks with a significant degree of protection from competitive new theme park openings. Based on our knowledge of the development of other theme parks in the United States, we estimate that it would cost at least $200 million and would take a minimum of two years to construct a new regional theme park comparable to one of our Six Flags theme parks.


STRATEGY

    Our strategy for achieving continued growth includes pursuing growth at our existing parks, expanding our parks, and making selective acquisitions.

    PURSUING GROWTH AT OUR EXISTING PARKS

    We believe there are substantial opportunities for continued growth at our parks. We seek to increase revenue by increasing attendance and per capita spending, while also maintaining strict control of operating expenses. The primary elements we use to achieve these objectives are:

    - adding rides and attractions and improving overall park quality;

    - adding the Six Flags brand name and the characters licensed from Warner Bros. and DC Comics at selected parks;

    - enhancing marketing and sponsorship programs;

    - increasing group sales, season passes and other pre-sold tickets;

    - using ticket pricing strategies to maximize ticket revenues and park utilization;

    - adding and enhancing restaurants and merchandise and other revenue outlets; and

    - adding special events.

    Our approach is designed to exploit the operating leverage inherent in the theme park business. Once parks achieve critical attendance levels, operating cash flow margins increase because revenue growth through incremental attendance gains and increased in-park spending is not offset by a comparable increase in operating expenses, because a large portion of these expenses is relatively fixed during any given year. However, we cannot assure you that the implementation of these strategies will increase attendance or per capita spending.

    EXPANDING OUR PARKS

    We have expanded several of our parks by adding complementary attractions, such as campgrounds, lodging facilities and water parks, in order to increase attendance and per capita spending. For example, since 1998, we have added by construction and purchase hotels or other lodging facilities to Six Flags Darien Lake (located near Buffalo, New York), Six Flags Worlds of Adventure and Six Flags Holland. Further, we added a water park to Six Flags St. Louis for the 1999 season and to Six Flags Great Adventure (located between New York City and Philadelphia) for the 2000 season. In addition, we own approximately 385 acres adjacent to Six Flags America (located between Washington, D.C. and Baltimore) which are available for complementary uses. We also own over 1,600 undeveloped acres adjacent to Six Flags Great Adventure and additional acreage at several of our other parks, which are suitable for development. We cannot assure you that the increased attendance or per capita spending, if any, that arises out of adding any particular complementary attraction will justify the costs of that expansion.

    MAKING SELECTIVE ACQUISITIONS

    The regional theme park industry is highly fragmented. We believe that there remain numerous acquisition opportunities, both in the U.S. and abroad, for us to further expand our business. While we will continue to pursue acquisitions of regional parks with annual attendance between 300,000 and 1.5 million, we will also consider acquisitions of larger parks or park chains. For a discussion of certain risks relating to making acquisitions, see "Risk Factors--Risk Factors Relating to Our Business--Management of growth--we may not be able to manage our rapid growth or integrate acquisitions."

RECENT AND PROPOSED ACQUISITIONS

    We continue to implement our strategy of expanding our operations through strategic park acquisitions.

    SEA WORLD OF OHIO. In February 2001, we acquired substantially all of the assets used in the operation of Sea World of Ohio, a 230 acre marine wildlife park located adjacent to our Six Flags Ohio theme park, for $110.0 million in cash. The two parks are being combined for the 2001 season under the name "Six Flags Worlds of Adventure." The consolidation of the two parks, together with our neighboring campgrounds and hotel, enables us to offer a very attractive regional destination experience. We believe that the combined facility will enable us to increase attendance and revenue and to increase operating efficiencies through shared expenses.

    ENCHANTED VILLAGE. On December 6, 2000, we acquired Enchanted Village, a children's ride and water park near Seattle, Washington, for approximately
$19.3 million in shares of our common stock. We lease the land on which the park is located on a long-term basis. The park, which is located on approximately 65 acres, is the only park located within the Seattle-Tacoma metropolitan area, which is the 12th largest metropolitan area in the country. The park is primarily a water park and lacks a full complement of rides and revenue outlets. The park also has not benefited from significant marketing programs. As a result, we believe that there is an opportunity over the next several years to increase this park's revenue, attendance and cash flow, with limited capital expenditures.

    LA RONDE. On May 2, 2001, we acquired the assets of La Ronde, a theme park located in the City of Montreal for Can. $30.0 million (approximately US
$20.0 million at the December 31, 2000 exchange rate). We have agreed to invest in the park Can. $90.0 million (approximately US $60.0 million at that exchange rate) over four seasons, commencing in 2002. The park is located on the 141 acre site of the 1967 Montreal World's Fair. We lease the land on which the park is located on a long-term basis. Montreal has a metropolitan population of approximately 3.3 million and is a major tourist destination. Since its inception, the park has been operated by a municipal authority which contracted with third parties to operate a substantial majority of the park's revenue outlets. Those third parties retained a significant portion of the revenues generated by these outlets. Most of the contracts covering these revenue outlets expire by the end of 2002. In addition, the park has lacked sophisticated marketing programs. As a result, we believe that we will be able to substantially increase the park's revenue, attendance and cash flow over the next several years.

                        DESCRIPTION OF RECENT FINANCINGS

    On January 23, 2001, we consummated the public offering of 11,500,000 Preferred Income Equity Redeemable Shares, or PIERS, each representing one one-hundredth of a share of our 7 1/4% Convertible Preferred Stock. We received net proceeds from the PIERS offering of approximately $278.1 million, after deducting offering expenses. A portion of the proceeds was used to fund the acquisition of the former Sea World of Ohio.

    On February 2, 2001, we sold in the original note offering $375.0 million principal amount of our 9 1/2% Senior Notes due 2009. The net proceeds of this offering ($363.8 million) were used to refinance existing indebtedness, including $124.7 principal amount of 9 3/4% Senior Notes due 2007 of Six Flags Operations Inc., our principal subsidiary, and $223.0 principal amount of borrowings under our senior credit facility. Amounts repaid under this facility can be reborrowed.

ADDRESS

    Our executive offices are located at 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131, (405) 475-2500, and at 122 East 42nd Street, New York, New York 10168, (212) 599-4690.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

    The exchange offer relates to the exchange of up to $375.0 million aggregate principal amount of old notes for an equal aggregate principal amount of registered notes. On February 2, 2001, we issued and sold $375.0 million in aggregate principal amount of the old notes in a private placement. The form and terms of registered notes are substantially the same as the form and terms of the old notes, except that the registered notes have been registered under the Securities Act of 1933 and will not bear legends restricting their transfer. We issued the old notes under an indenture which grants you a number of rights. The registered notes also will be issued under that indenture and you will have the same rights under the indenture as the holders of the old notes. See "Description of the Registered Notes."

Registration Rights Agreement................  You are entitled under the registration rights agreement to exchange your old notes
                                               for registered notes with substantially
                                               identical terms. The exchange offer is
                                               intended to satisfy these rights. After the
                                               exchange offer is complete, except as set
                                               forth in the next paragraph, you will no
                                               longer be entitled to any exchange or
                                               registration rights with respect to your old
                                               notes.

                                               The registration rights agreement requires us
                                               to file a registration statement for a
                                               continuous offering in accordance with Rule
                                               415 under the Securities Act for your benefit
                                               if you would not receive freely tradeable
                                               registered notes in the exchange offer or you
                                               are ineligible to participate in the exchange
                                               offer and indicate that you wish to have your
                                               old notes registered under the Securities
                                               Act. See "The Exchange Offer--Procedures for
                                               Tendering."

The Exchange Offer...........................  We are offering to exchange $1,000 principal amount of 9 1/2% Senior Notes due 2009, which
                                               have been registered under the Securities
                                               Act, for each $1,000 principal amount of our
                                               unregistered 9 1/2% Senior Notes due 2009. In
                                               order to be exchanged, an old note must be
                                               properly tendered and accepted. All old notes
                                               that are validly tendered and not validly
                                               withdrawn will be exchanged.

                                               As of this date, there are $375.0 million
                                               aggregate principal amount of old notes
                                               outstanding.

                                               We will issue the registered notes promptly
                                               after the expiration of the exchange offer.

Resales of the Registered Notes..............  We believe that registered notes to be issued in the exchange offer may be offered for
                                               resale, resold and otherwise transferred by
                                               you without compliance with the registration
                                               and prospectus

                                               delivery provisions of the Securities Act if
                                               you meet the following conditions:

                                               (1) the registered notes are acquired by you
                                                   in the ordinary course of your business;

                                               (2) you are not engaging in and do not intend
                                                   to engage in a distribution of the
                                                   registered notes;

                                               (3) you do not have an arrangement or
                                                   understanding with any person to
                                                   participate in the distribution of the
                                                   registered notes; and

                                               (4) you are not an affiliate of ours, as that
                                                   term is defined in Rule 405 under the
                                                   Securities Act.

                                               Our belief is based on interpretations by the
                                               staff of the Commission, as set forth on
                                               no-action letters issued to third parties
                                               unrelated to us. The staff has not considered
                                               this exchange offer in the context of a
                                               no-action letter, and we cannot assure you
                                               that the staff would make a similar
                                               determination with respect to this exchange
                                               offer.

                                               If you do not meet the above conditions, you
                                               may incur liability under the Securities Act
                                               if you transfer any registered note without
                                               delivering a prospectus meeting the
                                               requirements of the Securities Act. We do not
                                               assume or indemnify you against that
                                               liability.

                                               Each broker-dealer that is issued registered
                                               notes in the exchange offer for its own
                                               account in exchange for old notes which were
                                               acquired by that broker-dealer as a result of
                                               market-making activities or other trading
                                               activities must agree to deliver a prospectus
                                               meeting the requirements of the Securities
                                               Act in connection with any resales of the
                                               registered notes. A broker-dealer may use
                                               this prospectus for an offer to resell or to
                                               otherwise transfer these registered notes.

Expiration Date..............................  The exchange offer will expire at 12:00 midnight, New York City time, on
                                                           , 2001, unless we decide to
                                               extend the exchange offer. We do not intend
                                               to extend the exchange offer, although we
                                               reserve the right to do so. If we determine
                                               to extend the exchange offer, we do not
                                               intend to extend it beyond             ,
                                               2001.

Conditions to the Exchange Offer.............  The only conditions to completing the exchange offer are that the exchange offer
                                               not violate applicable law or any applicable
                                               interpretation of the staff of the Commission
                                               and no injunction, order or decree has been
                                               issued which would prohibit, prevent or
                                               materially impair our ability to proceed with
                                               the exchange offer. See "The Exchange
                                               Offer--Conditions."

Procedures for Tendering Old Notes Held in     The old notes were issued as global
  the Form of Book-Entry Interests...........  securities in fully registered form without coupons. Beneficial interests in the old
                                               notes which are held by direct or indirect
                                               participants in The Depository Trust Company
                                               are shown on, and transfers of the notes can
                                               be made only through, records maintained in
                                               book-entry form by DTC with respect to its
                                               participants.

                                               If you are a holder of an old note held in
                                               the form of a book-entry interest and you
                                               wish to tender your old note for exchange
                                               pursuant to the exchange offer, you must
                                               transmit to The Bank of New York, as exchange
                                               agent, on or prior to the expiration of the
                                               exchange offer either:

                                                   - a written or facsimile copy of a
                                                   properly completed and executed letter of
                                                     transmittal and all other required
                                                     documents to the address set forth on
                                                     the cover page of the letter of
                                                     transmittal; or

                                                   - a computer-generated message
                                                   transmitted by means of DTC's Automated
                                                     Tender Offer Program system and forming
                                                     a part of a confirmation of book-entry
                                                     transfer in which you acknowledge and
                                                     agree to be bound by the terms of the
                                                     letter of transmittal.

                                               The exchange agent must also receive on or
                                               prior to the expiration of the exchange offer
                                               either:

                                                   - a timely confirmation of book-entry
                                                     transfer of your old notes into the
                                                     exchange agent's account at DTC, in
                                                     accordance with the procedure for book-
                                                     entry transfers described in this
                                                     prospectus under the heading "The
                                                     Exchange Offer--Book-Entry Transfer,"
                                                     or

                                                   - the documents necessary for compliance
                                                     with the guaranteed delivery procedures
                                                     described below.

                                               A letter of transmittal accompanies this
                                               prospectus. By executing the letter of
                                               transmittal or delivering a
                                               computer-generated message through DTC's
                                               Automated Tender Offer Program system, you
                                               will represent to us that, among other
                                               things:

                                                   - the registered notes to be acquired by
                                                   you in the exchange offer are being
                                                     acquired in the ordinary course of your
                                                     business;

                                                   - you are not engaging in and do not
                                                   intend to engage in a distribution of the
                                                     registered notes;

                                                   - you do not have an arrangement or
                                                     understanding with any person to
                                                     participate in the distribution of the
                                                     registered notes; and

                                                   - you are not our affiliate.

Procedures for Tendering Certificated Old      If you are a holder of book-entry interests
  Notes......................................  in the old notes, you are entitled to receive, in limited circumstances, in
                                               exchange for your book-entry interests,
                                               certificated notes which are in equal
                                               principal amounts to your book-entry
                                               interests. See "Description of the Registered
                                               Notes--Form of Registered Notes." No
                                               certificated notes are issued and outstanding
                                               as of the date of this prospectus. If you
                                               acquire certificated old notes prior to the
                                               expiration of the exchange offer, you must
                                               tender your certificated old notes in
                                               accordance with the procedures described in
                                               this prospectus under the heading "The
                                               Exchange Offer--Procedures for
                                               Tendering--Certificated Old Notes."

Special Procedures for Beneficial Owners.....  If you are the beneficial owner of old notes and they are registered in the name of a
                                               broker, dealer, commercial bank, trust
                                               company or other nominee, and you wish to
                                               tender your old notes, you should promptly
                                               contact the person in whose name your old
                                               notes are registered and instruct that person
                                               to tender on your behalf. If you wish to
                                               tender on your own behalf, you must, prior to
                                               completing and executing the letter of
                                               transmittal and delivering your old notes,
                                               either make appropriate arrangements to
                                               register ownership of the old notes in your
                                               name or obtain a properly completed bond
                                               power from the person in whose name your old
                                               notes are registered. The transfer of
                                               registered ownership may take considerable

                                               time. See "The Exchange Offer--Procedures for
                                               Tendering--Procedures Applicable to All
                                               Holders."

Guaranteed Delivery Procedures...............  If you wish to tender your old notes and:

                                               (1)  they are not immediately available;

                                               (2)  time will not permit your old notes or
                                                    other required documents to reach the
                                                    exchange agent before the expiration of
                                                    the exchange offer; or

                                               (3)  you cannot complete the procedure for
                                                    book-entry transfer on a timely basis,

                                               you may tender your old notes in accordance
                                               with the guaranteed delivery procedures set
                                               forth in "The Exchange Offer--Procedures for
                                               Tendering--Guaranteed Delivery Procedures."

Acceptance of Old Notes and Delivery of        Except under the circumstances described
  Registered Notes...........................  above under "Conditions to the Exchange
                                               Offer," we will accept for exchange any and
                                               all old notes which are properly tendered in
                                               the exchange offer prior to 12:00 midnight,
                                               New York City time, on the expiration date.
                                               The registered notes to be issued to you in
                                               the exchange offer will be delivered promptly
                                               following the expiration date. See "The
                                               Exchange Offer--Terms of the Exchange Offer."

Withdrawal...................................  You may withdraw the tender of your old notes at any time prior to 12:00 midnight, New York
                                               City time, on the expiration date. We will
                                               return to you any old notes not accepted for
                                               exchange for any reason without expense to
                                               you as promptly as we can after the
                                               expiration or termination of the exchange
                                               offer.

Exchange Agent...............................  The Bank of New York is serving as the exchange agent in connection with the
                                               exchange offer.

Consequences of Failure to Exchange..........  If you do not participate in the exchange offer, upon completion of the exchange offer,
                                               the liquidity of the market for your old
                                               notes could be adversely affected. See "The
                                               Exchange Offer--Consequences of Failure to
                                               Exchange."

Federal Income Tax Consequences..............  The exchange of old notes will not be a taxable event for federal income tax
                                               purposes. See "Federal Income Tax
                                               Considerations."

                  SUMMARY OF THE TERMS OF THE REGISTERED NOTES

Issuer.......................................  Six Flags, Inc.

Issue........................................  $375,000,000 in aggregate principal amount of
                                               9 1/2% Senior Notes due 2009.

Maturity.....................................  February 1, 2009.

Interest payment dates.......................  February 1 and August 1 of each year, beginning on August 1, 2001.

Ranking......................................  The notes will be:

                                                   - general unsecured obligations of ours;

                                                   - equal in right of payment with all our
                                                     existing and future unsecured senior
                                                     indebtedness;

                                                   - not guaranteed by our subsidiaries; and

                                                   - effectively subordinated to all
                                                   indebtedness and liabilities, including
                                                     trade payables, of our subsidiaries.

                                               As of March 31, 2001, we had approximately
                                               $1,419.0 million of senior indebtedness and
                                               our subsidiaries had on a combined basis
                                               approximately $945.8 million of indebtedness,
                                               of which $775.8 was secured. In addition, as
                                               of March 31, 2001, an additional
                                               $200.0 million was available for borrowing
                                               under the working capital revolving credit
                                               facility of the Six Flags credit agreement.

Optional redemption..........................  At any time on or after February 1, 2005, we may redeem all or a part of the notes at the
                                               redemption prices specified under
                                               "Description of the Registered
                                               Notes--Optional Redemption," PLUS accrued and
                                               unpaid interest and liquidated damages, if
                                               any, to the date of redemption. At any time
                                               before February 1, 2004, we may redeem up to
                                               35% of the notes with the net proceeds of
                                               certain equity offerings and strategic equity
                                               investments in us, as long as at least 65% of
                                               the aggregate principal amount of the notes
                                               remains outstanding after the redemption.

Change of control............................  Following a change of control, we will be required to make an offer to purchase all of
                                               the notes at a purchase price of 101% of
                                               their principal amount, PLUS accrued and
                                               unpaid interest.

Restrictive covenants........................  We will issue the registered notes under an indenture containing covenants for your
                                               benefit. These covenants restrict our ability
                                               and the ability of our subsidiaries, with
                                               exceptions, to:

                                                   - pay dividends or make other restricted
                                                     payments;

                                                   - incur additional debt or issue
                                                   preferred stock;

                                                   - engage in sale and leaseback
                                                     transactions;

                                                   - create or permit to exist specified
                                                     liens;

                                                   - incur dividends or other payment
                                                     restrictions affecting subsidiaries;

                                                   - consolidate, merge or transfer all or
                                                     substantially all our assets;

                                                   - enter into transactions with
                                                     affiliates;

                                                   - issue or sell equity interests in
                                                   subsidiaries; and

                                                   - engage in specified business
                                                     activities.

                                               These covenants are subject to a number of
                                               important exceptions and qualifications.

Registration rights..........................  We agreed to offer to exchange the old notes for a new issue of identical debt securities
                                               registered under the Securities Act as
                                               evidence of the same underlying obligation of
                                               indebtedness. This exchange offer is in
                                               satisfaction of that agreement. We have also
                                               agreed to provide a shelf registration
                                               statement to cover resales of the notes under
                                               certain circumstances. If we fail to satisfy
                                               these obligations, we have agreed to pay
                                               liquidated damages to holders of the notes
                                               under specified circumstances until we
                                               satisfy our obligations.

Form of Registered Notes.....................  The registered notes to be issued in the exchange offer will be represented by one or
                                               more global securities deposited with The
                                               Bank of New York for the benefit of DTC. You
                                               will not receive registered notes in
                                               certificated form unless one of the events
                                               set forth under the heading "Description of
                                               the Registered Notes--Form of Registered
                                               Notes" occurs. Instead, beneficial interests
                                               in the registered notes to be issued in the
                                               exchange offer will be shown on, and transfer
                                               of these interests will be effected only
                                               through, records maintained in book-entry
                                               form by DTC with respect to its participants.

Use of proceeds..............................  We will not receive any cash proceeds upon the completion of the exchange offer.

    YOU SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" FOR AN EXPLANATION OF SOME OF THE RISKS OF PARTICIPATING IN THE EXCHANGE OFFER AND INVESTING IN THE REGISTERED NOTES.

                                  RISK FACTORS

    AN INVESTMENT IN THE REGISTERED NOTES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE DECIDING TO PARTICIPATE IN THE EXCHANGE OFFER. THE FACTORS SET FORTH BELOW, HOWEVER, ARE GENERALLY APPLICABLE TO THE OLD NOTES, AS WELL AS THE REGISTERED NOTES.

                     RISK FACTORS RELATING TO OUR BUSINESS

    MANAGEMENT OF GROWTH--WE MAY NOT BE ABLE TO MANAGE OUR RAPID GROWTH OR INTEGRATE ACQUISITIONS.

    We have experienced significant growth through acquisitions and will continue to consider acquisition opportunities that arise. These acquisitions could place a future strain on our operations. Our ability to manage future acquisitions will depend on our ability to successfully evaluate new markets and investments, monitor operations, control costs, maintain effective quality controls, expand our internal management and technical and accounting systems and integrate acquired businesses into our company.

    To fund future acquisitions, we may need to borrow more money or assume the debts of acquired companies. To incur any additional debt, we must comply with the restrictions contained in any indebtedness we may have at that time. If these restrictions are not met and we do not receive necessary consents or waivers of these restrictions, we may be unable to make future acquisitions.

    If we do purchase additional businesses, it may negatively affect our earnings, at least in the short term. Further, we cannot guarantee that any future acquisition will generate the earnings or cash flow we expect. In connection with any future acquisitions, unexpected liabilities might arise and the planned benefits may not be realized.

    RISK OF ACCIDENTS--THERE IS THE RISK OF ACCIDENTS OCCURRING AT OUR PARKS WHICH MAY REDUCE ATTENDANCE AND EARNINGS.

    Almost all of our parks feature "thrill rides." While we carefully maintain the safety of our rides, there are inherent risks involved with these attractions. An accident or an injury at any of our parks may reduce attendance at that and other parks, causing a decrease in revenues.

    On March 21, 1999, a raft capsized in the river rapids ride at Six Flags Over Texas, resulting in one fatality and injuries to ten others. As a result of the fatality, a case entitled JERRY L. CARTWRIGHT, ET AL. VS. PREMIER
PARKS INC. D/B/A SIX FLAGS OVER TEXAS, INC. was commenced seeking unspecified damages. The park is covered by our existing insurance and we don't believe that this incident or this lawsuit will have a material adverse effect on our consolidated financial position, operations or liquidity.

    We maintain insurance of the type and in amounts that we believe is commercially reasonable and that are available to businesses in our industry. We maintain multi-layered general liability policies that provide for excess liability coverage of up to $100.0 million per occurrence. We have no self-insured retention, except that the self-insurance portion of claims arising out of occurrences prior to July 1, 1998 at our U.S. parks owned prior to the Six Flags acquisition is $50,000 per occurrence.

    FACTORS IMPACTING ATTENDANCE--LOCAL CONDITIONS, DISTURBANCES, EVENTS AND NATURAL DISASTERS CAN ADVERSELY IMPACT PARK ATTENDANCE.

    Lower attendance may also be caused by other local conditions or events. In addition, since some of our parks are near major urban areas and appeal to teenagers and young adults, there may be disturbances at one or more parks which negatively affect our image. This may result in lower attendance at the affected parks. We work with local police authorities on security-related precautions to prevent these types of occurrences. We can make no assurance, however, that these precautions will be able to prevent any disturbances. We believe that our ownership of many parks in different geographic locations reduces the effects of these types of occurrences on our consolidated results.

    ADVERSE WEATHER CONDITIONS--BAD WEATHER CAN ADVERSELY IMPACT ATTENDANCE AT OUR PARKS; OUR OPERATIONS ARE SEASONAL.

    Because most of the attractions at our theme parks are outdoors, attendance at our parks is adversely affected by bad weather. The effects of bad weather on attendance are more pronounced at our water parks. Bad weather and forecasts of bad or mixed weather conditions can reduce the number of people who come to our parks, which negatively affects our revenues. Although we believe that our ownership of many parks in different geographic locations reduces the effect that adverse weather can have on our consolidated results, we believe our 2000 operating season results were adversely affected by abnormally cold and wet weather (particularly in June and July) at a large number of our U.S. parks.

    Our operations are seasonal. More than 90% of our annual park attendance occurs during the spring, summer and early autumn months. By comparison, most of our expenses for maintenance and costs of adding new attractions are incurred when the parks are closed in the mid to late autumn and winter months. For this reason, a quarter to quarter comparison is not a good indication of our performance or of how we will perform in the future.

    COMPETITION--THE THEME PARK INDUSTRY COMPETES WITH NUMEROUS ENTERTAINMENT ALTERNATIVES.

    Our parks compete with other theme, water and amusement parks and with other types of recreational facilities and forms of entertainment, including movies, sports attractions and vacation travel. Our business is also subject to factors that affect the recreation and leisure industries generally, such as general economic conditions and changes in consumer spending habits. The principal competitive factors of a park include location, price, the uniqueness and perceived quality of the rides and attractions, the atmosphere and cleanliness of the park and the quality of its food and entertainment.

    KEY PERSONNEL--THE LOSS OF KEY PERSONNEL COULD HURT OUR OPERATIONS.

    Our success depends upon the continuing contributions of our executive officers and other key operating personnel, including Kieran E. Burke, our Chairman and Chief Executive Officer, and Gary Story, our President and Chief Operating Officer. The complete or partial loss of their services or the services of other key personnel could adversely affect our business. Although we have entered into employment agreements with Mr. Burke and Mr. Story (which end on December 31, 2003), we cannot be certain that we will be able to retain their services during that or any subsequent period.

    INTERNATIONAL OPERATIONS--OUR INTERNATIONAL OPERATIONS HAVE ADDITIONAL
RISKS.

    We operate eight parks in Europe and Mexico. We are also managing the development and construction of a new theme park in Spain. We also may acquire additional parks in international locations. There are risks to which we are subject that are inherent in operating abroad. Some examples of these risks can include:

    - problems in staffing and managing foreign operations

    - fluctuations in currency exchange rates

    - political risks

    - unexpected changes in regulatory requirements

    - potentially detrimental tax consequences in many locations with different tax laws

    During 2000, reported revenues from our European parks as translated into U.S. dollars were adversely impacted by a decline in the value of European currencies.

                       RISK FACTORS RELATING TO THE NOTES

    SUBSTANTIAL LEVERAGE--OUR HIGH LEVEL OF INDEBTEDNESS AND OTHER MONETARY OBLIGATIONS REQUIRE THAT A SIGNIFICANT PART OF OUR CASH FLOW BE USED TO PAY INTEREST AND FUND THESE OTHER OBLIGATIONS.

    We have a high level of debt. As of March 31, 2001, together with our subsidiaries we had a combined total of approximately $2,364.8 million of indebtedness. The total cash interest on our debt in 2000 was approximately $187.6 million ($25.9 million of which we paid with funds already deposited in escrow). In addition, the annual dividend requirements on the PIERS will total approximately $20.8 million, which we can, at our option, pay either in cash or shares of our common stock.

    At March 31, 2001, we had approximately $71.8 million of unrestricted cash and cash equivalents and $83.4 million (including the $75.0 million referred to below) of restricted cash and, as of March 31, 2001, we had $200.0 million available under our working capital revolving credit facility. For the fiscal year ended December 31, 2000, fixed charges exceeded earnings by $24.6 million.

    In addition to making interest payments on debt and dividend payments on our preferred stock, we must satisfy the following obligations with respect to Six Flags Over Georgia and Six Flags Over Texas, which we refer to as the partnership parks:

    - We must make annual distributions to our partners in the partnership parks, which amounted to approximately $48.6 million in 2000 (of which we received $14.8 million in 2000 as a result of our ownership interest in the parks) with similar amounts (adjusted for changes in cost of living) payable in future years.

    - We must spend a minimum of approximately 6% of each park's annual revenues over specified periods for capital expenditures.

    - Each year we must offer to purchase a specified maximum number of partnership units from our partners in the partnership parks, which in 2000 resulted in an aggregate payment by us of approximately
      $3.3 million.

We expect to use cash flow from the operations at these parks to satisfy our annual distribution and capital expenditure obligations with respect to the partnership parks before we use any of our other funds. In addition, we have deposited in escrow until April 2003 approximately $75.0 million (of the $83.4 million of restricted cash) which can be used to satisfy these obligations. The obligations relating to Six Flags Over Georgia continue until 2027 and those relating to Six Flags Over Texas continue until 2028.

    Our high level of debt and other obligations could have important negative consequences to us and investors in our securities. These include:

    - We may not be able to satisfy all of our obligations, including those relating to the notes.

    - We could have difficulties obtaining necessary financing in the future for working capital, capital expenditures, debt service requirements, refinancings or other purposes.

    - We will have to use a significant part of our cash flow to make payments on our debt, to pay the dividends on preferred stock (if we choose to pay them in cash), and to satisfy the other obligations set forth above, which may reduce the capital available for operations and expansion.

    - Adverse economic or industry conditions may have more of a negative impact on us.

    We cannot be sure that cash generated from our parks will be as high as we expect or that our expenses will not be higher than we expect. We may have to refinance all or some of our debt or secure new financing. We cannot be sure that we will be able to obtain the refinancing or new financing on reasonable terms or at all. We have agreed in the Six Flags credit agreement and the indentures covering our outstanding notes to limit the amount of additional debt we will incur.

    If we breach any of the covenants contained in the indenture that will govern the notes, we would be in default under the indenture. In that case, the principal and accrued interest of the notes would become due and payable. In addition, if we default under the indenture, that default could constitute a cross-default under the instruments governing our other indebtedness. In that case, substantially all of our other indebtedness ($1,992.4 million at March 31, 2001) would also become due and payable. We may not be able to repay all those amounts, and the lenders could initiate legal proceedings against us.

    HOLDING COMPANY STRUCTURE--ACCESS TO CASH FLOW OF SOME OF OUR SUBSIDIARIES IS LIMITED, AND THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO THE DEBT OF OUR SUBSIDIARIES.

    We are a holding company with limited assets, and we conduct substantially all of our current operations through our subsidiaries. Almost all of our income is derived from our subsidiaries. The notes will be solely the obligations of our company and no other entity will have any obligation, contingent or otherwise, to make any payments in respect of the notes. Accordingly, we will be dependent on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal and interest on the notes.

    Other than our holdings in the partnership parks, all of our current operations are conducted by subsidiaries of Six Flags Operations, our principal direct wholly owned subsidiary. We may, in the future, transfer other assets to Six Flags Operations or other entities owned by us. The Six Flags credit agreement and the indenture governing Six Flags Operations' 8 7/8% Senior Notes due 2006 limit the ability of Six Flags Operations to pay dividends or make other distributions to us. Under the Six Flags credit agreement, cash distributions to us by Six Flags Operations and its subsidiaries generally are limited to an amount equal to the sum of:

    - cash interest payments on the notes issued under the Six Flags indentures, including these notes;

    - payments we are required to make under our agreements with our partners at the partnership parks;

    - cash dividends on the PIERS.

In addition, Six Flags Operations and its subsidiaries may not make cash distributions to us unless they are in compliance with the financial and other covenants set forth in the Six Flags credit agreement and they are not otherwise in default thereunder.

    Under the indenture governing Six Flags Operations' 8 7/8% Senior Notes due 2006, at December 31, 2000, Six Flags Operations had the ability to make up to $844.8 million of cash distributions to us.

    The total cash interest on our debt in 2000 was approximately
$187.6 million, $25.9 million of which we paid with funds already deposited in escrow. In addition, the annual dividend requirements on the PIERS total approximately $20.8 million, which we can pay in cash or shares of our common stock.

    Claims of holders of our debt securities, including the notes, will be effectively subordinated to approximately $1,126.5 million at March 31, 2001, as follows:

    - the notes issued by Six Flags Operations;

    - indebtedness under the Six Flags credit agreement, which is guaranteed by us and secured by our assets (other than our interests in the partnership parks) and guaranteed by our domestic subsidiaries and secured by their assets; and

    - other obligations of our subsidiaries.

    Consequently, in the event of any insolvency, liquidation, reorganization, dissolution or other winding up of our subsidiaries, the ability of our creditors, including holders of these notes, to be repaid will be subject to the prior claims of those entities' creditors, including trade creditors.

    THE NOTES ARE NOT GUARANTEED.

    The notes are our unsecured debt obligations. We are a holding company whose primary assets consist of shares of stock or other equity interests in our subsidiaries. Accordingly, we are dependent upon receipt of dividends or advances from our subsidiaries to be able to meet our debt obligations, including our obligations under the notes. The notes are not guaranteed by our subsidiaries. Creditors of a subsidiary are entitled to be paid amounts due them before assets of the subsidiary become available for creditors of its parent. Therefore, even liabilities which are not senior indebtedness of our subsidiaries will, in effect, be prior in right of payment to the notes with regard to the assets of those subsidiaries. This can substantially reduce the portion of our consolidated assets which are available for payment of the notes.

    RESTRICTIVE COVENANTS--OUR FINANCIAL AND OPERATING ACTIVITIES ARE LIMITED BY RESTRICTIONS CONTAINED IN THE TERMS OF OUR FINANCINGS.

    The terms governing our and our subsidiaries' indebtedness impose, and the indenture governing the notes will impose, significant operating and financial restrictions on us. These restrictions may significantly limit or prohibit us from engaging in certain types of transactions, including the following:

    - incurring additional indebtedness

    - creating liens on our assets

    - paying dividends

    - selling assets

    - engaging in mergers or acquisitions

    - making investments

    Our failure to comply with the terms and covenants in our and our subsidiaries' indebtedness could lead to a default under the terms of those documents, which would entitle the lenders to accelerate the indebtedness and declare all amounts owed due and payable. Moreover, the instruments governing almost all of our indebtedness, including the notes, contain cross-default provisions so that a default under any of our indebtedness will be considered a default under all of our other indebtedness. If a cross-default occurs, the maturity of almost all of our indebtedness could be accelerated and become immediately due and payable. If that happens, we would not be able to satisfy our debt obligations, which would have a substantial material adverse effect on the value of the notes and our ability to continue as a going concern. We cannot assure you that we will be able to comply with these restrictions in the future or that our compliance would not cause us to forego opportunities that might otherwise be beneficial to us.

    Further, some of our subsidiaries are required to comply with specified financial ratios and tests, including:

    - interest expense

    - fixed charges

    - debt service

    - total debt

    - secured debt

    We are currently in compliance with all of these financial covenants and restrictions. However, events beyond our control, such as weather and economic, financial and industry conditions, may affect our ability to continue meeting these financial tests and ratios. The need to comply with these financial covenants and restrictions could limit our ability to expand our business or prevent us from borrowing more money when necessary.

    CHANGE OF CONTROL--WE MAY NOT BE PERMITTED OR HAVE THE ABILITY TO PURCHASE THE NOTES UPON A CHANGE OF CONTROL AS REQUIRED BY THE INDENTURE.

    Our ability to repurchase notes in connection with a change of control may be limited by a number of factors. The occurrence of a number of events that constitute a change of control would constitute a default under the Six Flags credit agreement and would cause Six Flags Operations to be required to make an offer to purchase outstanding notes under the Six Flags Operations indenture. In that event, borrowings under the Six Flags credit agreement must be repaid in full and Six Flags Operations must repurchase all Six Flags Operations' notes tendered for repurchase before any cash distribution may be made to us to fund our repurchase obligations under the indenture related to the notes and the other Six Flags indentures. Also, a number of events that may constitute a change of control under:

    - the Six Flags credit agreement and cause a default under that agreement;
      or

    - the Six Flags Operations indenture, and cause it to be required to make an offer to purchase the notes thereunder;

may not constitute a change of control under the indenture related to the notes. Our and our subsidiaries' future indebtedness may also prohibit events that would constitute a change of control or require the indebtedness to be repurchased upon a change of control. Our failure to make a change of control offer when required or to purchase tendered notes when tendered would constitute an event of default under the indenture related to the notes, which would, in turn, constitute a default under substantially all of our and our subsidiaries' indebtedness.

    IF YOU FAIL TO EXCHANGE YOUR OLD NOTES, THEY WILL CONTINUE TO BE RESTRICTED SECURITIES AND MAY BECOME LESS LIQUID.

    Old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue new notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old notes and of a properly completed and duly executed letter of transmittal.

    Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old note tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you did not tender your old notes you generally will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Accordingly, the liquidity of the market for any old notes could be adversely affected.

    THE LIQUIDITY OF ANY MARKET FOR THE OLD NOTES COULD BE ADVERSELY AFFECTED AFTER COMPLETION OF THE EXCHANGE OFFER. IN ADDITION, THERE MAY BE NO ACTIVE TRADING MARKET FOR THE REGISTERED NOTES TO BE ISSUED IN THE EXCHANGE OFFER.

    There has been no public market for the old notes. If most holders of the old notes tender their notes in the exchange offer, the liquidity for the old notes not tendered in the exchange offer could be adversely affected upon completion of the exchange offer. In addition, we cannot assure you with respect to:

    - the liquidity of any market for the registered notes that may develop;

    - your ability to sell registered notes; or

    - the price at which you will be able to sell the registered notes.

    If a public market were to exist, the registered notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. We do not intend to list the registered notes to be issued to you in the exchange offer on any securities exchange or to seek approval for quotations through any automated quotation system. No active market for the registered notes is currently anticipated. Lehman Brothers, Merrill Lynch & Co., Morgan Stanley Dean Witter, Salomon Smith Barney, Allen & Company Incorporated, BNY Capital Markets, Inc., Credit Lyonnais Securities and Scotia Capital, the initial purchasers of the old notes, have advised us that they currently anticipate making a secondary market for the registered notes, but they are not obligated to do so. We cannot assure you that an active or liquid public trading market will develop for the registered notes.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the Commission. Our Commission filings are also available over the Internet at the Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at l-800-SEC-0330 to obtain information on the operation of the public reference room. We have filed with the Commission a Registration Statement on Form S-4 with respect to the registered notes. This prospectus, which is a part of the registration statement, omits some of the information included in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document, we refer you to the relevant exhibit for a more complete description of the matter involved, and each statement is deemed qualified in its entirety to the reference.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

    Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our business or make other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

    - the success or failure of our efforts to implement our business strategy; and

    - the other factors discussed under the heading "Risk Factors" and elsewhere in this prospectus.

    WE DO NOT HAVE ANY OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY LAW. FOR A DISCUSSION OF IMPORTANT RISKS OF AN INVESTMENT IN OUR SECURITIES, INCLUDING FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM RESULTS REFERRED TO IN THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS" IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE CAPTION "RISK FACTORS" IN THIS PROSPECTUS. IN LIGHT OF THESE RISKS, UNCERTAINTIES AND ASSUMPTIONS, THE FORWARD-LOOKING EVENTS DISCUSSED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS MIGHT NOT OCCUR.

                           INCORPORATION BY REFERENCE

    The Commission allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus and the information that we file later with the Commission may update and supersede the information we incorporate by reference. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us until the exchange offer is complete.

    (1) Our Form 10-K for the year ended December 31, 2000;

    (2) Our Form 10-Q for the quarter ended March 31, 2001;

    (3) Our Current Reports on Form 8-K filed on January 11, 2001, January 23, 2001, January 29, 2001, February 7, 2001, February 14, 2001, February 26, 2001
and March 1, 2001; and

    (4) Our Proxy Statement filed with the Commission on April 27, 2001.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

    We issued the old notes on February 2, 2001 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. In connection with this issuance, we entered into the indenture and the registration rights agreement. These agreements require that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of registered notes. These registered notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided in the last paragraph of this section. A copy of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part. As a result of the filing and the effectiveness of the registration statement, assuming we complete the exchange offer within 30 business days of the date that the registration statement is declared effective, we will not be required to pay any liquidated damages.

    Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, if you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that registered notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representation to us that:

        (1) the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

        (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

        (3) you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.

    If you tender your old notes in the exchange offer for the purpose of participating in a distribution of the registered notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered notes in the exchange offer for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those registered notes. See "Plan of Distribution."

    If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing additional necessary information, to have your old notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of 180 days from the date the shelf registration statement is declared effective by the Commission or a shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See "--Procedures for Tendering."

CONSEQUENCES OF FAILURE TO EXCHANGE

    After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes will continue to be subject to restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on the expiration date. We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 principal amount.

    The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the old notes. The registered notes and the old notes will be deemed one issue of notes under the indenture.

    As of the date of this prospectus, $375.0 million in aggregate principal amount of old notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters' rights in connection with the exchange offer under the General Corporation Law of the State of Delaware or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

    We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted old notes, without expense, to the tendering holder as promptly as practicable after the expiration date.

    You will not be required to pay brokerage commissions or fees or, except as set forth below under "--Transfer Taxes," transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "--Fees and Expenses" below.

EXPIRATION DATE; AMENDMENTS

    The exchange offer will expire at 12:00 midnight, New York City time, on
            *, 2001, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do
not intend to extend it beyond             **, 2001. If we extend the exchange
offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

    We also reserve the right, in our sole discretion,

        (1) to delay accepting any old notes or, if any of the conditions set forth below under "--Conditions" have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent, or

        (2) to amend the terms of the exchange offer in any manner, by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.

    We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

PROCEDURES FOR TENDERING

    BOOK-ENTRY INTERESTS

    The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

    If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

        (1) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

        (2) a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

    In addition, in order to deliver old notes held in the form of book-entry interests:

        (1) a timely confirmation of book-entry transfer of the notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "--Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

        (2) you must comply with the guaranteed delivery procedures described below.

------------------------

* This date may not be less than 20 business days from the commencement of the offer.

** This date may not be more than 30 business days from the commencement of the offer.

    THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

    CERTIFICATED OLD NOTES

    Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "--Exchange Agent." In addition, in order to validly tender your certificated old notes:

        (1) the certificates representing your old notes must be received by the exchange agent prior to the expiration date or

        (2) you must comply with the guaranteed delivery procedures described below.

PROCEDURES APPLICABLE TO ALL HOLDERS

    If you tender an old note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

    If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

        (1) old notes tendered in the exchange offer are tendered either

           (A) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or

           (B) for the account of an eligible institution; and

        (2) the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

    If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

    If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

    If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

    We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

    You must cure any defects or irregularities in connection with tenders of your old notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

        (1) you improperly tender your old notes;

        (2) you have not cured any defects or irregularities in your tender; and

        (3) we have not waived those defects, irregularities or improper tender.

    The exchange agent will return your notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

    In addition, we reserve the right in our sole discretion to:

        (1) purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

        (2) terminate the exchange offer; and

        (3) to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

    The terms of any of these purchases or offers could differ from the terms of the exchange offer.

    By tendering, you will represent to us that, among other things:

        (1) the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business,

        (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be acquired by you in the exchange offer,

        (3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer and

        (4) you are not our "affiliate," as defined under Rule 405 of the Securities Act.

    In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes, tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

    GUARANTEED DELIVERY PROCEDURES

    If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

        (1) you tender through an eligible financial institution;

        (2) on or prior to 12:00 midnight, New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

        (3) the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

    The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

        (1) your name and address;

        (2) the amount of old notes you are tendering; and

        (3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

           (A) the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

           (B) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

           (C) any other documents required by the letter of transmittal.

BOOK-ENTRY TRANSFER

    The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

    If one of the following situations occur:

        (1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

        (2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

    then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

WITHDRAWAL RIGHTS

    You may withdraw tenders of your old notes at any time prior to 12:00 midnight, New York City time, on the expiration date.

    For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "--Exchange Agent" prior to 12:00 midnight, New York City time, on the expiration date.

    The notice of withdrawal must:

        (1) state your name;

        (2) identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;

        (3) be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

        (4) specify the name in which the old notes are to be registered, if different from yours.

    We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to 12:00 midnight, New York City time, on the expiration date.

CONDITIONS

    Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any of the following events occur:

        (1) any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

        (2) the exchange offer violates any applicable law or any applicable interpretation of the staff of the Commission.

    These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

    In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

    The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

EXCHANGE AGENT

    We have appointed The Bank of New York as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

                        BY REGISTERED OR CERTIFIED MAIL:
                              The Bank of New York
                      Attention: Reorganization Department
                         101 Barclay Street, Floor 7-E
                               New York, NY 10286

                        BY HAND OR BY OVERNIGHT COURIER:

                              The Bank of New York
                       Attention: Reorganization Section
                               101 Barclay Street
                        Corporate Trust Services Window
                                  Ground Level
                               New York, NY 10286


By Facsimile: (212) 815-6339           By Telephone: (212) 815-3750
Attention: Kin Lau


    The exchange agent also acts as trustee under the indenture.

FEES AND EXPENSES

    We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.


    We will pay the estimated cash expenses to be incurred in connection with the exchange offer. These are estimated in the aggregate to be approximately $155,000 which includes fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.


TRANSFER TAXES

    You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

    We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the registered notes under generally accepted accounting principles.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2001 on an actual basis.

    You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                 AS OF MARCH 31,
                                                                      2001
                                                              ---------------------
                                                                     ACTUAL
                                                              ---------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  SHARE AMOUNTS
                                                                 AND PAR VALUES)
Cash and cash equivalents...................................       $    71,885
                                                                   ===========
Restricted--use investments(1)..............................       $    83,368
                                                                   ===========
Current maturities of long-term debt........................       $   102,340
                                                                   ===========
Long-term debt (excluding current maturities):
  Six Flags Credit Facility.................................       $   666,500
  Six Flags 10% senior discount notes.......................           337,306
  Six Flags 9 1/4% senior notes.............................           280,000
  Six Flags 9 3/4% senior notes.............................           429,237
  Six Flags 9 1/2% senior notes.............................           372,481
  Six Flags Operations 9 3/4% senior notes..................               269
  Six Flags Operations 8 7/8% senior notes..................           170,000
  Other.....................................................             6,705
                                                                   -----------
    Total long-term debt....................................         2,262,498
                                                                   -----------
7 1/4% Convertible Preferred Stock, $1.00 par value per
  share (represented by the PIERS) (115,000 shares
  authorized and 115,000 shares outstanding, as adjusted)...           278,312
                                                                   -----------
Stockholders' equity:
  Preferred stock, $1.00 par value per share (4,885,000
    shares authorized and 11,500 shares outstanding (7 1/2%
    Mandatorily Convertible Preferred Stock represented by
    the PIES)) (excludes the 7 1/4% Convertible Preferred
    Stock (represented by the PIERS) shown above)...........                12
  Common stock, $0.025 par value per share (150,000,000
    shares authorized and 80,068,826 shares outstanding)....             2,022
  Capital in excess of par value............................         1,726,854
  Accumulated deficit.......................................          (259,862)
  Deferred compensation.....................................            (4,724)
  Accumulated other comprehensive income (loss).............           (77,566)
                                                                   -----------
Total stockholders' equity..................................         1,386,716
                                                                   -----------
    Total capitalization....................................       $ 3,927,526
                                                                   ===========

------------------------------
(1) Represents cash which had been deposited in escrow to fund the April 2001 interest payment on our 9 1/4% senior notes and payments to our partners at the Partnership Parks.

                SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA



    The summary historical financial and operating data below as of and for each of the years in the three-year period ended December 31, 2000 are derived from our audited financial statements, which are incorporated herein by reference. The summary historical financial and operating data below as of and for each of the three month periods ended March 31, 2000 and March 31, 2001 are unaudited. The historical financial data for the year ended December 31, 1998 include the operations of the six European parks we acquired in our acquisition of Walibi, S.A. from March 26, 1998 and the operations of the former Six Flags from April 1, 1998 (the dates of their respective acquisitions). Historical results for the year ended December 31, 1999 include the operations of Six Flags Mexico (formerly Reino Aventura), White Water Atlanta and Splashtown from the dates of their respective acquisitions in May 1999 and include the operations of Warner Bros. Movie World Germany from the date of its acquisition in November 1999 (following its 1999 operating season). Historical results for the year ended December 31, 2000 include the operations of Enchanted Village from the date of its acquisition in December 2000.



                                                                                                THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,         -------------------------
                                                        ----------------------------------    MARCH 31,     MARCH 31,
                                                         1998(1)      1999         2000         2000          2001
                                                        ---------   ---------   ----------   -----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AND RATIO AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Theme park admissions...............................  $ 423,461   $ 500,417   $  544,809    $  12,349     $  14,419
  Theme park food, merchandise and other..............    369,242     426,567      462,172       18,544        20,750
                                                        ---------   ---------   ----------    ---------     ---------
    Total revenue.....................................    792,703     926,984    1,006,981       30,893        35,169
                                                        ---------   ---------   ----------    ---------     ---------
Operating costs and expenses:
  Operating expenses..................................    297,266     353,728      376,060       59,193        64,518
  Selling, general and administrative.................    126,985     163,526      165,980       34,008        34,922
  Noncash compensation................................      6,362      12,725       12,584        3,147         1,357
  Costs of products sold..............................     82,127      90,699       95,652        2,468         2,987
  Depreciation and amortization.......................    109,841     154,264      179,989       42,132        49,263
                                                        ---------   ---------   ----------    ---------     ---------
    Total operating costs and expenses................    622,581     774,942      830,265      140,948       152,047
                                                        ---------   ---------   ----------    ---------     ---------
    Income (loss) from operations.....................    170,122     152,042      176,716     (110,055)     (116,878)
                                                        ---------   ---------   ----------    ---------     ---------
Other income (expense):
Interest expense, net.................................   (115,849)   (169,441)    (224,767)     (53,055)      (56,014)
Equity in operations of theme park partnerships.......     24,054      26,180       11,833      (14,155)      (14,376)
Other income (expense)................................     (1,983)     (3,551)     (10,119)         257        (3,159)
                                                        ---------   ---------   ----------    ---------     ---------
    Total other income (expense)......................    (93,778)   (146,812)    (223,053)     (66,953)      (73,549)
                                                        ---------   ---------   ----------    ---------     ---------
Income (loss) before income taxes.....................     76,344       5,230      (46,337)    (177,008)     (190,427)
Income tax expense (benefit)..........................     40,716      24,460        5,622       63,116        67,976
                                                        ---------   ---------   ----------    ---------     ---------
Income (loss) before extraordinary loss...............  $  35,628   $ (19,230)  $  (51,959)   $(113,892)    $(122,451)
                                                        =========   =========   ==========    =========     =========
    Income (loss) before extraordinary loss per common
      share-basic(2)..................................  $    0.27   $   (0.55)  $    (0.96)   $   (1.53)    $   (1.65)
                                                        =========   =========   ==========    =========     =========
    Income (loss) before extraordinary loss per common
      share-diluted(2)................................  $    0.26   $   (0.55)  $    (0.96)   $   (1.53)    $   (1.65)
                                                        =========   =========   ==========    =========     =========

OTHER DATA:
EBITDA(3).............................................  $ 286,325   $ 319,031   $  369,289    $ (64,776)    $ (67,258)
Adjusted EBITDA(4)....................................  $ 321,733   $ 363,219   $  402,496    $ (74,057)    $ (76,096)
Net cash provided by (used in) operating activities...  $ 119,010   $ 197,349   $  176,161    $ (61,063)    $ (98,401)
Capital expenditures..................................  $ 205,754   $ 391,655   $  334,226    $ 117,985     $  52,951

                                                                       AS OF DECEMBER 31,
                                                              ------------------------------------     AS OF
                                                                 1998         1999         2000      MARCH 31,
                                                              ----------   ----------   ----------   ----------
                                                                                                        2001
                                                                               (IN THOUSANDS)        ----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  400,578   $  138,131   $   42,978   $   71,885
Total assets................................................  $4,052,465   $4,161,572   $4,191,339   $4,310,578
Total long-term debt (excluding current maturities).........  $1,866,151   $2,202,933   $2,319,912   $2,262,498
Total debt..................................................  $2,064,189   $2,204,988   $2,322,313   $2,364,838
Convertible Preferred Stock (represented by the PIERS)......  $       --   $       --   $       --   $  278,312
Stockholders' equity........................................  $1,626,565   $1,615,616   $1,544,987   $1,386,716

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges was 0.9, 1.0, 1.5, 2.3 and 1.3 for the years ended December 31, 2000, 1999, 1998, 1997 and 1996, respectively. The ratio of earnings to fixed charges for the three months ended March 31, 2001 and 2000 was negative. For the purpose of calculating the ratios of earnings to fixed charges, earnings consist of income (loss) before extraordinary loss and before income taxes, minority interest in earnings, equity in operations of theme park partnerships not distributed to Six Flags and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and discount or premium relating to indebtedness and the portion (approximately one-third) of rental expense that management believes represents the interest component of rent expense. For the years ended December 31, 2000 and 1999 and the three months ended March 31, 2001 and 2000, earnings were insufficient to cover fixed charges by $24.6 million, $3.2 million, $176.1 million and $162.9 million, respectively.

------------------------

(1) Our reported results in 1998 were materially affected by two significant acquisitions. In March 1998, we acquired a controlling interest in Walibi S.A. and on April 1 of that year we acquired Six Flags Entertainment Company ("SFEC"). The timing of these acquisitions, when coupled with the seasonality of our business, resulted in our recognizing substantially all of the revenues of the acquired parks (which represented 61.2% of our revenues for the year ended December 31, 1998) while excluding almost all of their pre season expenses. Had the Walibi and SFEC acquisitions and the related financings occurred on January 1, 1998, pro forma revenues for 1998 would have been $817,049,000; pro forma income from operations would have been $91,754,000, the pro forma loss before extraordinary loss would have been $51,160,000 and pro forma Adjusted EBITDA would have been $258,943,000. Reported results for 1999 were also affected by the acquisition of three parks in May of that year. See Note 2 to our Notes to Consolidated Financial Statements incorporated herein by reference. In December 2000, we acquired Enchanted Village, which was not material to our 1999 or 2000 results of operations.


(2) All per share data has been retroactively adjusted to give effect to a two-for-one stock split consummated in July 1998.

(3) EBITDA is defined as income before extraordinary loss, interest expense, net, income tax expense (benefit), depreciation and amortization, equity in operations of theme park partnerships, other income (expense) and noncash compensation. We have included information concerning EBITDA because it is used by some investors as a measure of a company's ability to service and/or incur debt. EBITDA is not required by generally accepted accounting principles ("GAAP") and should not be considered in isolation or as an alternative to net income or loss, net cash provided by operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of our operating performance. This information should be read in conjunction with the Statements of Cash Flows contained in our Consolidated Financial Statements, which are incorporated herein by reference.


(4) Adjusted EBITDA reflects EBITDA PLUS, for periods after April 1, 1998, our share of the EBITDA of the partnership parks (including White Water Atlanta for periods after its acquisition in May 1999), and of Six Flags Marine World which, in each case, is not already reflected in EBITDA. One of our subsidiaries is the general partner of the partnership which is the sole member of, and manages, White Water Atlanta. We manage the operations of Six Flags Marine World, are entitled to receive 80% of the cash flow from its operations after payment of municipal bond debt service, and have an option to purchase the entire park beginning in February 2002. Adjusted EBITDA is not a measure of our profitability or liquidity. However, Adjusted EBITDA is an amount required to be calculated under several of our debt instruments. Adjusted EBITDA is approximately equal to "Consolidated Cash Flow" as defined in the indenture relating to the old notes and the registered notes.

                       DESCRIPTION OF OTHER INDEBTEDNESS

SIX FLAGS CREDIT FACILITY

    On November 5, 1999, Six Flags, Inc., Six Flags Operations Inc. and Six Flags Theme Parks Inc. (as primary borrower) and the lenders party thereto, entered into a credit agreement which provides for an aggregate of $1.2 billion of credit facilities. Borrowings under the Six Flags credit agreement are guaranteed by Six Flags, Inc. and Six Flags Operations Inc. and its domestic subsidiaries and secured by substantially all of the assets of Six Flags, Inc. (other than our interests in the partnership parks) and Six Flags
Operations Inc. and its domestic subsidiaries. The three credit facilities under the Six Flags credit agreement are as follows:

    - a five-year $300 million revolving credit facility for working capital and general corporate purposes, of which $90.0 million was outstanding at December 31, 2000 and $100.0 million was outstanding at March 31, 2001;

    - a five and one half year $300 million multicurrency reducing revolving credit facility, of which $291.0 million was outstanding at December 31, 2000 and $68.0 million was outstanding at March 31, 2001; and

    - a six-year $600.0 million term loan facility, of which $600.0 million was outstanding at December 31, 2000 and March 31, 2001.

    The interest rate on borrowings under the Six Flags credit agreement can be fixed at our option for periods ranging from one to six months. The interest rate is based upon specified levels above the applicable base rate or LIBOR. At December 31, 2000, the weighted average interest rate on all outstanding borrowings under the Six Flags credit agreement was 9.7%. The revolving credit facility must be repaid in full for 30 consecutive days during each year and this facility terminates on November 4, 2004. The multicurrency facility, which permits optional prepayments and reborrowings, requires quarterly mandatory reductions in the initial commitment (together with repayments, to the extent that the outstanding borrowings thereunder would exceed the reduced commitment) of 2.5% of the committed amount thereof commencing on December 31, 2001, 5.0% commencing on December 31, 2002, 7.5% commencing on December 31, 2003 and 20.0% commencing on December 31, 2004 and this facility terminates on May 4, 2005. The term loan facility requires quarterly repayments of 0.25% of the outstanding amount thereof commencing on December 31, 2001 and 24.25% commencing on December 31, 2004. Mandatory prepayments and commitment reductions are required to be made to the facilities upon the occurrence of certain events.

    The Six Flags credit agreement prohibits Six Flags Operations and its subsidiaries from making cash distributions to us, subject to certain exceptions. These exceptions provide that, so long as they are in compliance with the financial and other covenants in the Six Flags credit agreement and they are not otherwise in default thereunder, Six Flags Operations and its subsidiaries may, among other things, make cash distributions to us to pay cash interest payments on the notes and our other senior notes, to make payments to our partners at the partnership parks and to pay cash dividends on the PIERS.

SIX FLAGS 10% SENIOR DISCOUNT NOTES DUE 2008

    The Six Flags 10% Senior Discount Notes due 2008 are senior obligations of Six Flags in an aggregate principal amount at maturity of $410.0 million. The Discount Notes will mature on April 1, 2008. The discount notes accrete in value until April 1, 2003 at which time the accreted value will equal 100% of their principal amount. The discount notes bear cash interest at the rate of 10% per annum, commencing April 1, 2003, and are not guaranteed by our subsidiaries.

    Approximately $75.0 million of net proceeds from the sale of the discount notes was deposited with the trustee to provide a fund until April 1, 2003 to satisfy certain obligations relating to the partnership parks and to pay cash dividends on our outstanding 7 1/2% Mandatorily Convertible Preferred Stock.

SIX FLAGS 9 3/4% SENIOR NOTES DUE 2007

    The Six Flags 9 3/4% Senior Notes due 2007 are senior obligations of Six Flags, in the aggregate principal amount of $430.0 million. These notes mature on June 15, 2007, bear interest at the rate of 9 3/4% per annum and are not guaranteed by our subsidiaries.

SIX FLAGS 9 1/4% SENIOR NOTES DUE 2006

    The Six Flags 9 1/4% Senior Notes due 2006 are senior obligations of Six Flags, in the aggregate principal amount of $280.0 million, of which $70.7 million was used to capitalize a three-year overfund account with respect to these notes. These notes mature on April 1, 2006, bear interest at the rate 9 1/4% per annum and are not guaranteed by our subsidiaries.

SIX FLAGS OPERATIONS 9 3/4% SENIOR NOTES DUE 2007

    The Six Flags Operations 9 3/4% Senior Notes due 2007 are senior, unsecured obligations of Six Flags Operations, in the aggregate principal amount of $269,000. These notes mature on January 15, 2007 and are guaranteed on a senior, unsecured basis by the principal domestic operating subsidiaries of Six Flags Operations. In February 2001 Six Flags Operations obtained the consent of the holders of these notes to amend the governing indenture to eliminate substantially all of the restrictive covenants contained in that indenture.

SIX FLAGS OPERATIONS 8 7/8% SENIOR NOTES DUE 2006

    The Six Flags Operations 8 7/8% Senior Notes due 2006 are senior, unsecured obligations of Six Flags Operations, in the aggregate principal amount of $170.0 million. These notes mature on April 1, 2006, bear interest at the rate of 8 7/8% per annum and are guaranteed by Six Flags on a fully subordinated basis, but are not guaranteed by any of our subsidiaries.

                         DESCRIPTION OF PIERS AND PIES

PIERS

    On January 23, 2001, we issued and sold 11,500,000 PIERS in a public offering. Each PIERS represents one one-hundredth of a share of our 7 1/4% convertible preferred stock, par value $1.00 per share, and entitles the holder to that proportion of all the rights, preferences and privileges (including dividend, conversion, voting and liquidation rights and preferences) of a share of the convertible preferred stock. The PIERS, as representative of beneficial ownership interests in the convertible preferred stock, have a liquidation preference of $25.00 per share, PLUS an amount equal to accrued and unpaid dividends. The dividend rate for the PIERS is 7 1/4% of the liquidation preference per annum on a cumulative basis from the date of issuance. The PIERS rank, with respect to dividend rights and upon liquidation, winding up or dissolution, junior to all our existing and future debt obligations.

    The PIERS are convertible at any time prior to August 15, 2009, at the option of the holder, into shares of our common stock at an initial conversion price of $20.85 per share of common stock, subject to adjustment in certain circumstances. In addition, at any time on or after February 15, 2004, we may at our option cause the PIERS to be automatically converted, but only if for 20 trading days within any period of 30 consecutive trading days (including the last day of the period), the closing price of our common stock on the New York Stock Exchange exceeds 120% of the then prevailing conversion price. We will redeem outstanding PIERS on August 15, 2009 at 100% of the liquidation preference, PLUS accrued and unpaid dividends.

    If we become subject to a change in control, each holder of the PIERS will have the right to require us to purchase any or all of the PIERS of that holder at a purchase price equal to 100% of the liquidation preference, PLUS accrued and unpaid dividends to the date of purchase. This right will be subject to our obligation to (i) repay our debt obligations in full under the Six Flags credit agreement, (ii) repay all of our own and our subsidiaries' indebtedness that is tendered for redemption or required to be repaid and (iii) redeem any capital stock ranking senior to the PIERS tendered for purchase, in each case, in connection with the change in control. This right is also subject to our compliance with the restricted payments covenants in our indentures, including the indenture relating to the notes. When we have satisfied these obligations, we will purchase all PIERS tendered by a holder upon a change in control.

PIES

    On April 1, 1998, we issued and sold 5,750,000 Premium Income Equity Securities, or "PIES," in a public offering. On April 2, 2001, the PIES automatically converted into two shares of our common stock, pursuant to formula based on the then market price of our common stock.

                      DESCRIPTION OF THE REGISTERED NOTES

    You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the term "Company" refers only to Six Flags, Inc. and not to any of its subsidiaries.

    The Company will issue the registered notes pursuant to the indenture between itself and The Bank of New York, as trustee, that the Company entered into in connection with the issuance of the old notes. The terms of the registered notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

    The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the registered notes. Copies of the indenture and the registration rights agreement are available as indicated below under "--Additional Information."

BRIEF DESCRIPTION OF THE REGISTERED NOTES

    The registered notes:

    - are general unsecured obligations of the Company;

    - are equal in right of payment with all existing and future senior indebtedness of the Company, except that the registered notes will be effectively subordinated to the Company's senior indebtedness to the extent of the value of the assets, if any, securing that senior indebtedness;

    - are not guaranteed by the Company's subsidiaries; and

    - are structurally subordinated to all Indebtedness and other liabilities, including trade payables, of the Company's subsidiaries.

    As of March 31, 2001, the Company had approximately $1,419.0 million of senior indebtedness, consisting of $337.3 million in accreted principal amount of its 10% senior discount notes, $280.0 million in accreted principal amount of its 9 1/4% senior notes, $429.2 million in accreted principal amount of its 9 3/4% senior notes and $372.5 million in accreted principal amount of its old notes. The Company has also guaranteed the obligations of the borrowers under the Six Flags credit agreement and has granted the lenders thereunder a security interest in its assets (other than its interests in the partnership parks). The registered notes will rank equally in right of payment with all of this indebtedness and the guarantee.

    As of March 31, 2001, the Company's subsidiaries on a combined basis had approximately $945.8 million of indebtedness, including $170.0 million in aggregate principal amount of Six Flags Operation's 8 7/8% senior notes and approximately $775.8 million of secured senior indebtedness, including
$768.0 million under the Six Flags credit agreement. In addition, as of March 31, 2001, an additional $200.0 million was available for borrowing under the revolving credit facility.

    In the event of a bankruptcy, liquidation or reorganization of any of the Company's subsidiaries, the subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company. The Company's subsidiaries generate substantially all of the Company's consolidated revenues and hold substantially all of the Company's consolidated assets.

    As of the date of the indenture, all of the Company's subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the caption "Certain Covenants-Designations of Restricted and Unrestricted Subsidiaries," the Company will be able to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the indenture.

    In addition to its obligations under outstanding indebtedness, the Company has guaranteed the obligations of some of its subsidiaries to:

    - make minimum annual distributions of approximately $50.2 million in 2001 (subject to annual cost of living adjustments) to the limited partners in the partnership parks, of which the Company is entitled to receive approximately $15.4 million in 2001 due to its current ownership interest;

    - make minimum capital expenditures at each of the partnership parks during rolling 5-year periods, based generally on 6% of each park's revenues; and

    - purchase at specified prices a maximum number of 5% per year (accumulating to the extent not purchased in any given year) of limited partnership units outstanding (to the extent tendered by unit holders).

    The Company expects to use cash flow from operations at the partnership parks to satisfy its annual distribution and capital expenditure obligations with respect to the Partnership Parks before it uses any of its other funds. In addition, the Company has deposited into escrow until April 2003 approximately $75.0 million which can be used to satisfy these obligations.

    Pursuant to the Subordinated Indemnity Agreement, the Company has agreed to indemnify Time Warner in respect of its guarantee of the obligations of the Company under the partnership parks Agreements set forth in the preceding paragraph. The obligations of the Company pursuant to the Subordinated Indemnity Agreement will not be subordinated to the obligations of the Company on the registered notes as they are to the Company's obligations on its Senior Discount Notes due 2008 and Senior Notes due 2006. In addition, pursuant to the terms of the Subordinated Indemnity Agreement, other than with respect to Six Flags Operations' 8 7/8% senior notes due 2006, the Company and its Subsidiaries, other than Six Flags Operations and its subsidiaries, may not secure any Indebtedness of Six Flags Operations or any of its subsidiaries with any of the assets of, or guarantees by, the Company or any of its subsidiaries, other than Six Flags Operations and its subsidiaries. To secure the Company's obligations under the Subordinated Indemnity Agreement, the Company granted Time Warner and its affiliates certain security interests in the entities that hold the Company's interests in the partnership parks.

PRINCIPAL, MATURITY AND INTEREST

    The indenture provides for the issuance by the Company of notes with a maximum aggregate principal amount of $375.0 million. The Company will issue registered notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on February 1, 2009. Subject to compliance with the covenant described under "--Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock," the Company is permitted to issue more notes under the indenture in an unlimited principal amount. Any additional notes that are actually issued will be treated as issued and outstanding notes and of the same class as the old notes for all purposes of the indenture and this "Description of Notes," unless the context clearly indicates otherwise.

    Interest on the registered notes will accrue at the rate of 9 1/2% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2001. The Company will make each interest payment to holders of record of the notes on the immediately preceding January 15 and July 15. Interest on the registered notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE REGISTERED NOTES

    If a holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on the registered notes in accordance with those instructions. All other payments on the registered notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE REGISTERED NOTES

    The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the registered notes, and the Company or any of its subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

    The registered holder of a note will be treated as the owner of it for all purposes.

OPTIONAL REDEMPTION

    At any time prior to February 1, 2004, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes (which includes additional notes, if any) originally issued under the indenture at a redemption price of 109.500% of the principal amount thereof, PLUS accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Public Equity Offerings and/or the net cash proceeds of a Strategic Equity Investment; PROVIDED that:

        (1) at least 65% of the aggregate principal amount of notes (which includes additional notes, if any) originally issued remains outstanding immediately after the occurrence of each redemption (excluding registered notes held by the Company and its subsidiaries); and

        (2) any redemption must occur within 60 days of the date of the closing of the Public Equity Offering and/or Strategic Equity Investment.

    Except pursuant to the preceding paragraph, the notes will not be redeemable at the Company's option prior to February 1, 2005. On or after February 1, 2005, the Company may redeem all or a part of the notes upon not LESS than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, PLUS accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on February 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2005........................................................    104.750%
2006........................................................    103.167%
2007........................................................    101.583%
2008 and thereafter.........................................    100.000%

    If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the note is registered at the close of business on that record date, and no additional interest will be payable to holders whose notes will be subject to redemption by the Company.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, PLUS accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes pursuant to the procedures required by the indenture and described in the notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent the laws and regulations are applicable in connection with the repurchase of notes as a result of a Change of Control.

    On the Change of Control Payment Date, the Company will, to the extent lawful:

        (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

        (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

        (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

    The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; PROVIDED that each new note will be in a principal amount of $1,000 or an integral multiple thereof.

    If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on that record date, and no additional interest will be payable to holders who tender in the Change of Control Offer.

    The indenture will provide that the Company will fix the Change of Control Payment Date no earlier than 30 days and no later than 60 days after the Change of Control Offer is mailed as set forth above. Prior to complying with the provisions of the preceding sentence, but in any event within 90 days following a Change of Control, the Company will either repay all of its and its subsidiaries' outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing all the outstanding Indebtedness to the extent necessary to permit the repurchase of notes required by this covenant.

    The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Company's ability to repurchase notes in connection with a Change of Control Offer may be limited by a number of factors. The occurrence of certain events that constitute a Change of Control would constitute a default under the Six Flags credit agreement and would cause the Company to be required to make an offer to purchase outstanding notes under the Six Flags Operations' indentures. In that event, borrowing under the Six Flags credit agreement must be repaid in full and Six Flags Operations must repurchase all Six Flags Operations' notes tendered for repurchase before any cash distribution may be made to Six Flags to fund its repurchase obligations under the indenture and the other Six Flags indentures. Also, certain events that may constitute a change of control under
(i) the Six Flags credit agreement and cause a default under that agreement or
(ii) the Six Flags Operations' indentures, and cause the Company to be required to make an offer to purchase the notes thereunder, may not constitute a Change of Control under the indenture. Future indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require the indebtedness to be repurchased upon a Change of Control. The Company's failure to make a Change of Control Offer when required or to purchase tendered notes when tendered would constitute an Event of Default under the indenture, which would, in turn, constitute a default under substantially all of the Company's and its subsidiaries' indebtedness. See "Risk Factors--Risk Factors Relating to the Notes--Holding company structure," "--Restrictive covenants" and "--Change of control."

    The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable to a Change of Control. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of LESS than all of the assets of the Company and its subsidiaries taken as a whole to another Person or group may be uncertain.

    To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

    ASSET SALES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

        (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value, as determined in good faith by the board of directors of the Company or that Restricted Subsidiary, of the assets or Equity Interests issued or sold or otherwise disposed of; and

        (2) at least 75% of the consideration therefor received by the Company or the Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

           (a) any liabilities (as shown on the Company's or the Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinate to the notes) that are assumed by the transferee of any assets that releases the Company or the Restricted Subsidiary from further liability or, in the case of the sale of Capital Stock, that are assumed by the transferee by operation of law; and

           (b) any securities, notes or other obligations received by the Company or the Restricted Subsidiary from the transferee that are promptly (subject to ordinary settlement periods) converted by the Company or the Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

    Notwithstanding the immediately preceding paragraph, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with that paragraph if (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of that Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as determined in good faith by the board of directors of the Company or the applicable Restricted Subsidiary) and (2) at least 75% of the consideration of that Asset Sale constitutes assets or other property of a kind usable by the Company or its Restricted Subsidiaries in the business of the Company and its Restricted Subsidiaries as conducted by the Company and its Restricted Subsidiaries on the date of the indenture; PROVIDED that any consideration not constituting assets or property of a kind usable by the Company and its Restricted Subsidiaries in the business conducted by them on the date of the indenture and received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph will constitute Net Proceeds subject to the provisions of the two succeeding paragraphs.

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Restricted Subsidiary may apply the Net Proceeds:

        (1) to repay Senior Debt and, if Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

        (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Person (or business unit or division of the Person); PROVIDED that the primary business of the Person (or unit or division) is a Permitted Business;

        (3) to fund obligations of the Company or any Restricted Subsidiary under the Partnership Parks Agreements or the Subordinated Indemnity Agreement;

        (4) to acquire Capital Stock of a Restricted Subsidiary of the Company held by Persons other than the Company or any Restricted Subsidiary;

        (5) to make a capital expenditure;

        (6) to acquire other long-term assets that are used or useful in a Permitted Business; or

        (7) to commit to undertake any of the actions specified in clauses (2),
    (3), (4), (5) or (6) above, PROVIDED that the action is consummated within 90 days from the end of the 365-day period.

    Pending the final application of any of the Net Proceeds, the Company or the Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

    Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will be required to make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness of the Company that ranks equally with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redemptions with the proceeds of sales of assets to purchase the maximum principal amount of notes and other equally ranking Indebtedness of the Company that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount PLUS accrued and unpaid interest, if any, to the date of repurchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use the Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other Indebtedness tendered into the Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and the other Indebtedness to be purchased on a pro rata basis. Upon completion of the Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

    If the Asset Sale purchase date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on that record date, and no additional interest will be payable to holders of the notes who tender notes in the Asset Sale Offer.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent the laws and regulations are applicable in connection with the repurchase of notes pursuant to an Asset Sale Offer.

    To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

    Under the terms of the indentures governing the outstanding notes of Six Flags Operations and the Six Flags credit agreement, the payment of dividends and other distributions by Six Flags Operations which would be necessary to fund any Asset Sale Offer are subject to certain specified financial tests which significantly restrict their ability to pay dividends or make other distributions. See "Risk Factors--Risk Factors Relating to the Notes--Substantial leverage," "--Holding company structure" and "--Restrictive covenants."

SELECTION AND NOTICE

    If LESS than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

        (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

        (2) if the notes are not so listed, on a pro rata basis, by lot or by the method that the trustee will deem fair and appropriate.

    No notes of $1,000 or LESS will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

    If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original notes will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

RESTRICTIVE COVENANTS

RESTRICTED PAYMENTS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (1) declare or pay any dividend or make any other payment or distribution on account of any Equity Interests of the Company (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of any Equity Interests of the Company in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

        (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

        (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at Stated Maturity; or

        (4) make any Restricted Investment (all the payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

    unless, at the time of and after giving effect to the Restricted Payment:

           (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof; and

           (b) the Company would, at the time of the Restricted Payment and after giving pro forma effect thereto as if the Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

           (c) the Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after the Issue Date (excluding Restricted Payments permitted by clauses (2) and (3) of the next succeeding paragraph) will not exceed, at the date of determination, the sum, without duplication, of

               (A) an amount equal to the Company's Consolidated Cash Flow for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after June 30, 1999 to the end of the Company's most recently ended full fiscal quarter for which financial statements have been filed with the Commission (the "Basket Period") LESS the product of 1.4 times the Company's Consolidated Interest Expense for the Basket Period, PLUS

               (B) 100% of the aggregate net cash proceeds received by the Company after June 30, 1999 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale after June 30, 1999 of Disqualified Stock or debt securities of the Company that have been converted into Equity Interests (other than
           (x) Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of the Company and (y) any sale of Equity Interests of the Company the net cash proceeds of which are applied pursuant to clause (2) of the immediately succeeding paragraph), PLUS

               (C) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the LESSer of (x) the cash return of capital with respect to the Restricted Investment (LESS the cost of disposition, if any) and (y) the initial amount of the Restricted Investment, PLUS

               (D) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Issue Date, the fair market value of the Company's or its Restricted Subsidiary's, as the case may be, Investment in the Subsidiary as of the date of the redesignation.

    The preceding provisions will not prohibit:

        (1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration the payment would have complied with the provisions of the indenture;

        (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); PROVIDED that the amount of any net cash proceeds that are utilized for any redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (c)(ii) of the preceding paragraph;

        (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

        (4) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), the purchase, redemption, retirement or other acquisition by the Company or any Restricted Subsidiary of the Company of partnership interests held by the partners in the limited partners of the Co-Venture Partnerships, the co-general partner of the Co-Venture Partnerships or, in each case, their successors, in accordance with and in the manner required or permitted by the terms of the Partnership Parks Agreements;

        (5) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), any transactions pursuant to or contemplated by, and payments made in connection with, and in accordance with the terms of, the Six Flags Over Georgia and Six Flags Over Texas Agreements and the Marine World Agreements;

        (6) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), any transactions pursuant to or contemplated by, and payments made in connection with, and in accordance with the terms of, the Subordinated Indemnity Agreement;

        (7) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), the payment of dividends on the Mandatorily Convertible Preferred Stock in accordance with the terms thereof as in effect on the date of the indenture;

        (8) in the event the Company issues common stock in exchange for or upon conversion of Mandatorily Convertible Preferred Stock or PIERS (or Convertible Preferred Stock underlying the PIERS), cash payments made in lieu of the issuance of fractional shares of common stock, not to exceed $500,000 in the aggregate in any fiscal year;

        (9) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company from employees, former employees, directors or former directors of the Company or any of its Restricted Subsidiaries (or permitted transferees of employees, former employees, directors or former directors); PROVIDED, HOWEVER, that the aggregate amount of the repurchases will not exceed $5.0 million in any 12-month period; and

        (10) so long as no Default or Event of Default has occurred and is continuing (or could result therefrom), the payment of dividends on the PIERS (or the underlying Convertible Preferred Stock) in accordance with the terms thereof as in effect on the date of the indenture.

    The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or the subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination will be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment (other than any Restricted Payment permitted pursuant to clauses (1)-(10) of the immediately preceding paragraph), the Company will deliver to the trustee an Officers' Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if the designation would not cause a Default; PROVIDED that in no event will the business currently operated by Six Flags Operations or Six Flags Theme Parks be transferred to or held by any Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments." All outstanding Investments will be valued at their fair market value at the time of the designation. That designation will only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Company will not, and will not permit any of its Restricted Subsidiaries to incur any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Company's Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue shares of preferred stock if the Company's Debt to Cash Flow Ratio at the time of incurrence of the Indebtedness or the issuance of Disqualified Stock or preferred stock, as the case may be, after giving pro forma effect to the incurrence or issuance as of that date and to the use of the proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Company for which financial statements have been furnished or are required to be furnished to holders of the notes pursuant to the covenant described below under the caption "--Reports," would have been no greater than 6.0 to 1.

    The Company also will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company unless the Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; PROVIDED, HOWEVER, that no Indebtedness of the Company will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

    The first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

        (1) the incurrence by the Company and its Restricted Subsidiaries of additional Indebtedness under Credit Facilities, in an amount equal to $1.2 billion;

        (2) the incurrence by the Company and its Restricted Subsidiaries of additional revolving credit Indebtedness and letters of credit pursuant to Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed the Specified Amount as of the date of incurrence; PROVIDED that, the aggregate principal amount of all Indebtedness incurred pursuant to this clause (2) is reduced to an outstanding balance of $1.0 million or LESS for at least 30 consecutive days in each fiscal year;

        (3) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

        (4) the incurrence by the Company of Indebtedness represented by the notes (other than any additional notes);

        (5) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or the Restricted Subsidiary, in an aggregate principal amount not to exceed $50.0 million at any time outstanding;

        (6) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness and Indebtedness incurred pursuant to clauses
    (1) and (2) above) that was permitted by the indenture to be incurred;

        (7) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that:

           (a) if the Company is the obligor on any intercompany Indebtedness, the Indebtedness is, if any Default or Event of Default with respect to the Company occurs and is continuing, expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

           (b) (A) any subsequent issuance or transfer of Equity Interests that results in any intercompany Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (B) any sale or other transfer of any intercompany Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of intercompany Indebtedness by the Company or the Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

        (8) the incurrence by the Company or any of its Restricted Subsidiaries of (a) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be incurred and
    (b) Currency Agreements that do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

        (9) Indebtedness in respect of performance bonds, letters of credits, surety or appeal bonds, prior to any drawing thereunder, for or in connection with pledges, deposits or payments made or given in the ordinary course of business;

        (10) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant (including, without limiting the generality of the foregoing, the guarantee by the Company or any Restricted Subsidiary of the Company of Existing Indebtedness);

        (11) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, this event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (11); and

        (12) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed
    $100.0 million.

    For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) the item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on preferred stock in the form of additional shares of the same class of preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock for purposes of this covenant; PROVIDED, in each case, that the amount thereof is included in Consolidated Indebtedness of the Company as accrued.

SALE AND LEASEBACK TRANSACTIONS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED that the Company or a Restricted Subsidiary of the Company may enter into a sale and leaseback transaction if:

        (1) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to the sale and leaseback transaction pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Additional Indebtedness and Issuance of Preferred Stock" or pursuant to clause (6) of the second paragraph of that covenant and (b) incurred a Lien to secure the Indebtedness pursuant to the covenant described below under the caption "--Liens;"

        (2) the gross cash proceeds of the sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee) of the property that is the subject of the sale and leaseback transaction; and

        (3) the transfer of assets in the sale and leaseback transaction is permitted by, and the Company or the Restricted Subsidiary applies the proceeds of the transaction in compliance with, the covenant described above under the caption "--Asset Sales."

LIENS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing trade payables, Attributable Debt or Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens, unless (A) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes, the notes are secured by a Lien on that property or those assets or proceeds that is senior in priority to those Liens, with the same relative priority as that subordinate or junior Indebtedness will have with respect to the notes and (B) in all other cases, the notes are secured by that Lien on an equal and ratable basis.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (1) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or
    (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

        (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

        (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

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
    However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

        (1) Existing Indebtedness and Indebtedness under Credit Facilities and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of Existing Indebtedness and Indebtedness under Credit Facilities, PROVIDED that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to that dividend and other payment restrictions than those contained in the agreements governing the Existing Indebtedness and Indebtedness under Credit Facilities on the date of the indenture;

        (2) the Partnership Parks Agreements, the Marine World Agreements or the Subordinated Indemnity Agreement;

        (3) the terms of any Indebtedness permitted by the indenture to be incurred by any Restricted Subsidiary of the Company;

        (4) the indenture and the notes;

        (5) applicable law;

        (6) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of the acquisition (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the indenture to be incurred;

        (7) customary non-assignment provisions in leases, licenses or other contracts entered into in the ordinary course of business;

        (8) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) of the preceding paragraph on the property so acquired;

        (9) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale;

        (10) obligations otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of the obligee to dispose of the assets securing the obligations;

        (11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

        (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

        (1) either: (a) the Company is the surviving corporation; or (b) the entity or the Person formed by or surviving the consolidation or merger (if other than the Company) or to which the sale, assignment, transfer, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

        (2) the entity or Person formed by or surviving the consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, conveyance or other disposition will have been made assumes all the obligations of the Company under the notes and the indenture pursuant to supplemental indentures in forms reasonably satisfactory to the trustee, as well as under the registration rights agreement and the Exchange Notes;

        (3) immediately after the transaction no Default or Event of Default exists; and

        (4) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving the consolidation or merger (if other than the Company), or to which the sale, assignment, transfer, lease, conveyance or other disposition will have been made will, immediately after the transaction and after giving pro forma effect thereto as if the transaction had occurred at the beginning of the applicable four-quarter period, either
    (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) have a Debt to Cash Flow Ratio that equals or exceeds the Debt to Cash Flow Ratio immediately prior to the transaction.

    The Company will not, directly or indirectly, lease all or substantially all its assets to any Person.

TRANSACTIONS WITH AFFILIATES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate, which we refer to as an "Affiliate Transaction," unless:

        (1) the Affiliate Transaction is on terms that are no LESS favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or the Restricted Subsidiary with an unrelated Person; and

        (2) the Company delivers to the trustee:

           (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that the Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

           (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of the Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

        (1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment or indemnification arrangements, stock options and stock ownership plans approved by the Board of Directors, or the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors;

        (2) transactions between or among the Company and/or its Restricted Subsidiaries;

        (3) payment of reasonable directors fees to Persons who are not otherwise employees of the Company or its Restricted Subsidiaries;

        (4) loans or advances to employees in the ordinary course of business;

        (5) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments;"

        (6) transactions pursuant to or contemplated by, and in accordance with, the terms of the Subordinated Indemnity Agreement;

        (7) transactions pursuant to or contemplated by and payments in connection with, and, in each case, in accordance with, the terms of the Partnership Parks Agreements; and

        (8) transactions pursuant to or contemplated by, and in accordance with, the Marine World Agreements.

BUSINESS ACTIVITIES

    The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to the extent that the activity would not be material to the Company and its Restricted Subsidiaries taken as a whole.

PAYMENTS FOR CONSENT

    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless the consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

REPORTS

    Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Company will furnish to the holders of notes, within the time periods specified in the Commission's rules and regulations:

        (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file these Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

        (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file these reports.

    In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make this information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

    Each of the following is an Event of Default with respect to the notes:

        (1) default for 30 days in the payment when due of interest on the notes;

        (2) default in payment when due of the principal of or premium, if any, on the notes;

        (3) failure by the Company to comply for (a) 30 days with the provisions described under the caption "--Repurchase at the Option of Holders" or
    (b) 30 days after notice with the provisions described under the caption "--Certain Covenants" (in each case, other than a failure to purchase notes);

        (4) failure by the Company for 60 days after notice to comply with any of the Company's other agreements in the indenture or the notes;

        (5) the failure by the Company or any Restricted Subsidiary to pay Indebtedness within any applicable grace period after final maturity or the acceleration of any Indebtedness by the holders thereof because of a default and the total amount of the Indebtedness unpaid or accelerated at any time exceeds $10.0 million;

        (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating at any time in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

        (7) certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

    In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

    Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to February 1, 2005 by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the notes prior to February 1, 2005, then the premium specified for the twelve months commencing on this date in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

    The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

    The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying the Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the notes, the indenture or for any claim based on, in respect of, or by reason of, these obligations or their creation. Each holder of notes by accepting a note waives and releases all of this type of liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance"), except for:

        (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when the payments are due from the trust referred to below;

        (2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

        (3) the rights, powers, trusts, duties and immunities of the trustee, and the Company's obligations in connection therewith; and

        (4)  the Legal Defeasance provisions of the indenture.

    In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment or bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

        (1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

        (2) in the case of Legal Defeasance, the Company will have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon the opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if Legal Defeasance had not occurred;

        (3) in the case of Covenant Defeasance, the Company will have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if Covenant Defeasance had not occurred

        (4) no Default or Event of Default will have occurred and be continuing either: (a) on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to the deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

        (5) Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

        (6) the Company must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

        (7) the Company must deliver to the trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

        (8) the Company must deliver to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer, for the notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

    Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

        (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

        (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

        (3) reduce the rate of or change the time for payment of interest on any Note;

        (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount thereof and a waiver of the payment default that resulted from the acceleration);

        (5)  make any note payable in money other than that stated in the notes;

        (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

        (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

        (8)  make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the preceding, without the consent of any holder of notes, the Company and the trustee may amend or supplement the indenture or the notes:

        (1)  to cure any ambiguity, defect or inconsistency;

        (2) to provide for uncertificated notes in addition to or in place of certificated notes;

        (3) to provide for the assumption of the Company's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

        (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder of notes; or

        (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    If the trustee becomes a creditor of the Company, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of such a claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.

    The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default will occur (which will not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will not be under an obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder will have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to Six Flags, Inc., 122 East 42nd Street, 49th Floor, New York, New York 10168, Attention: General Counsel.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all of these terms, as well as any other capitalized terms used in this prospectus for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person:

        (1) Indebtedness of any other Person existing at the time the other Person is merged with or into or becomes a Subsidiary of the specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, the other Person merging with or into or becoming a Subsidiary of the specified Person; and

        (2) Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control.

    "ASSET SALE" means:

        (1) the sale, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business; PROVIDED that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Certain Covenants-Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

        (2) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries;

    in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $10.0 million or (b) for net proceeds in excess of $10.0 million.

    Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

        (1) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

        (2) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

        (3) the transfer of Equity Interests in any Restricted Subsidiary pursuant to the Subordinated Indemnity Agreement or the Partnership Parks Agreements;

        (4) the issuance of Equity Interests by a Restricted Subsidiary to any employee thereof or as consideration for the acquisition of all or substantially all of the assets of, or a majority of the Voting Stock of, any Person (or a business unit or division of the Person), PROVIDED that the primary business of the Person (or the unit or division) is a Permitted Business;

        (5) the substitution of property in accordance with the terms of the Parcel Lease, dated November 7, 1997, between Marine World and Park Management Corp. as the same may be modified or amended from time to time after the Issue Date, PROVIDED the modification or amendment does not adversely affect the interests of the holders in any material respect; and

        (6) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in the transaction, determined in accordance with GAAP) of the obligation of the LESSee for net rental payments during the remaining term of the lease included in the sale and leaseback transaction (including any period for which the lease has been extended or may, at the option of the LESSor, be extended).

    "BENEFICIAL SHARE ASSIGNMENT AGREEMENT" means the Beneficial Share Assignment Agreement, dated as of April 1, 1998, between TW-SPV Co. and the Company.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at this time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means:

        (1)  in the case of a corporation, corporate stock;

        (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

        (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

        (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means:

        (1)  United States dollars or foreign currency;

        (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

        (3) certificates of deposit and eurodollar time deposits with maturities of one year or LESS from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Facilities or with any commercial bank having capital and surPLUS in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

        (4) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

        (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within one year after the date of acquisition;

        (6) securities with maturities of six months or LESS from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of a state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least "A" by Standard & Poor's Corporation or "A" by Moody's Investors Service, Inc.; and

        (7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

    "CHANGE OF CONTROL" means the occurrence of any of the following:

        (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as this term is used in Section 13(d)(3) of the Exchange Act);

        (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

        (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" becomes the "beneficial owner" (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the Voting Stock of the Company; or

        (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of the Person for the period PLUS:

        (1) provision for taxes based on income or profits of the Person and its Restricted Subsidiaries for the period, to the extent that the provision for taxes was included in computing the Consolidated Net Income; PLUS

        (2) Consolidated Interest Expense of the Person and its Restricted Subsidiaries for the period, to the extent that the expense was deducted in computing such Consolidated Net Income; PLUS

        (3) depreciation, amortization (including any depreciation or amortization arising out of purchases by the Company or any Restricted Subsidiary of Equity Interests in the partners of the Co-Venture Partnerships and amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding such a non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Person and its Restricted Subsidiaries for the period to the extent that the depreciation, amortization and other non-cash expenses were deducted in computing the Consolidated Net Income; MINUS

        (4) non-cash items increasing the Consolidated Net Income for the period, in each case, on a consolidated basis and determined in accordance with GAAP (other than accrual of income in the ordinary course of business in respect of a future cash payment).

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    Notwithstanding any other provision of the indenture to the contrary,
"Consolidated Cash Flow" of the Company for any period will be deemed to include 100% of the cash distributions to the Company or any of its Restricted Subsidiaries in respect of the period from the Co-Venture Partnerships, directly or indirectly, out of the Consolidated Cash Flow of the Co-Venture Partnerships in respect of the period.

    "CONSOLIDATED INDEBTEDNESS" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

        (1) the total amount of Indebtedness and Attributable Debt of the Person and its Restricted Subsidiaries; PLUS

        (2) the total amount of Indebtedness and Attributable Debt of any other Person, to the extent that the same has been guaranteed by the referent Person or one or more of its Restricted Subsidiaries; PLUS

        (3) the aggregate liquidation value of all Disqualified Stock of the Person and all preferred stock of Restricted Subsidiaries of the Person, in each case, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the sum of:

        (1) the consolidated interest expense of the Person and its Restricted Subsidiaries for the period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

        (2) the consolidated interest expense of the Person and its Restricted Subsidiaries that was capitalized during the period; and

        (3) any interest expense on Indebtedness or Attributable Debt of another Person that is guaranteed by the Person or one of its Restricted Subsidiaries or secured by a Lien on assets of the Person or one of its Restricted Subsidiaries (whether or not the guarantee or Lien is called upon).

    The term "CONSOLIDATED INTEREST EXPENSE" will not include the consolidated interest expense of any Person with respect to:

        (1) Indebtedness of the Co-Venture Partnerships (or the general partners thereof), except to the extent guaranteed by the Company or any Restricted Subsidiary (other than the general partners); or

        (2) any obligations of the Company or any Restricted Subsidiary under the Partnership Parks Agreements, the Marine World Agreements or the Subordinated Indemnity Agreement.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of the Person and its Restricted Subsidiaries for the period, on a consolidated basis, and prior to any deduction in respect of dividends on any series of preferred stock of the Person, determined in accordance with GAAP; PROVIDED that:

        (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof;

        (2) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of the acquisition will be excluded; and

        (3) the cumulative effect of a change in accounting principles will be excluded.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who:

        (1) was a member of the Board of Directors on the date of the indenture; or

        (2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board at the time of the nomination or election.

    "CONVERTIBLE PREFERRED STOCK" means the 115,000 shares of Company's 7 1-4% Convertible Preferred Stock underlying the PIERS.

    "CO-VENTURE PARTNERSHIPS" means:

        (1) Six Flags Over Georgia II, L.P., a Delaware Limited Partnership; and

        (2) Texas Flags, Ltd., a Texas Limited Partnership.

    "CREDIT FACILITIES" means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Six Flags Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to these lenders or to special purpose entities formed to borrow from these lenders against the receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "CURRENCY AGREEMENT" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which the Person is a party or a beneficiary.

    "DEBT TO CASH FLOW RATIO" means, as of any date of determination, the ratio of:

        (1) the Consolidated Indebtedness of the Company as of the date to

        (2) the Consolidated Cash Flow of the Company for the four most recent full fiscal quarters ending immediately prior to the date for which financial statements have been filed with the Commission, determined on a pro forma basis after giving effect to all acquisitions or Asset Sales made by the Company and its Restricted Subsidiaries from the beginning of the four-quarter period through and including the date of determination (including any related financing transactions) as if the acquisitions and dispositions had occurred at the beginning of the four-quarter period.

    In addition, for purposes of calculating the Debt to Cash Flow Ratio:

        (1) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four- quarter reference period or subsequent to the reference period and on or prior to the calculation date will be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for the reference period will be calculated without giving effect to clause (2) of the proviso set forth in the definition of Consolidated Net Income; and

        (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the calculation date, will be excluded.

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    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase the Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of the Capital Stock provide that the Company may not repurchase or redeem any the Capital Stock pursuant to such provisions unless the repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants-Restricted Payments."

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but, without limiting the generality of the foregoing, excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXISTING INDEBTEDNESS" means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Six Flags Credit Facility and the notes) in existence on the Issue Date, until the amounts are repaid.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other statements by another entity that have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "GOVERNMENT SECURITIES" means:

        (1) direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged; and

        (2) money market funds at least 95% of the assets of which constitute Government Securities of the kinds described in clause (1) of this definition.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of the Person under:

        (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

        (2) other agreements or arrangements designed to protect the Person against fluctuations in interest rates.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of the Person, whether or not contingent:

        (1) in respect of borrowed money;

        (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

        (3) in respect of banker's acceptances;

        (4) representing Capital Lease Obligations;

        (5) representing the balance deferred and unpaid of the purchase price of any property, except any balance that constitutes an accrued expense or trade payable; or

        (6) representing any Hedging Obligations;

    if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of the Person (whether or not the Indebtedness is assumed by the Person) and, to the extent not otherwise included, the guarantee by the Person of any indebtedness of any other Person.

    The amount of any Indebtedness outstanding as of any date will be:

        (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

        (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

    The term "INDEBTEDNESS" will not include:

        (1) any obligations of the Company or any Restricted Subsidiary under the Partnership Parks Agreements, the Marine World Agreements or the Subordinated Indemnity Agreement; or

        (2) any indebtedness of the Co-Venture Partnerships (or the general partners thereof), except to the extent guaranteed by the Company or any Restricted Subsidiary (other than the general partners).

    "INVESTMENTS" means, with respect to any Person, all investments by the Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees and any deposit or advance made pursuant to any contract entered into in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company (other than pursuant to the terms of the Partnership Parks Agreements or the Subordinated Indemnity Agreement) such that, after giving effect to such a sale or disposition, the Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of the sale or disposition equal to the fair market value of the Equity Interests of the Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "ISSUE DATE" means the date the first notes are issued.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of the asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "MARINE WORLD" means the Marine World Joint Powers Authority or any successor thereto.

    "MARINE WORLD AGREEMENTS" means:

        (1) the Parcel Lease, dated November 7, 1997, between Marine World and Park Management Corp. ("PMC");

        (2) the Reciprocal Easement Agreement, dated November 7, 1997, between Marine World and PMC;

        (3) the Revenue Sharing Agreement, dated November 7, 1997, among Marine World, PMC and the Redevelopment Agency of the City of Vallejo (the "Agency");

        (4) the Purchase Option Agreement, dated as of August 29, 1997, among Marine World, the Agency, the City of Vallejo and PMC; and

        (5) the 1997 Management Agreement, dated as of February 1, 1997, between Marine World and PMC, as amended;

    in each case, as the same may be modified or amended from time to time after the Issue Date, PROVIDED the modification or amendment does not adversely affect the interests of the holders in any material respects.

    "NET INCOME" means, with respect to any Person, the net income (loss) of the Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

        (1) any gain or loss, together with any related provision for taxes on the gain or loss, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions); and

        (2) any extraordinary gain or loss, together with any related provision for taxes on the extraordinary gain or loss.

    "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to the Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of the Asset Sale and any reserve for adjustment in respect of the sale price of the asset or assets established in accordance with GAAP.

    "NON-RECOURSE DEBT" means Indebtedness:

        (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
    (b) is directly or indirectly liable (as a guarantor or otherwise), or
    (c) constitutes the lender;

        (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

        (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PARTNERSHIP PARKS AGREEMENTS" means:

        (1) the Overall Agreement, dated as of February 15, 1997, among Six Flags Fund, Ltd. (L.P.), Salkin Family Trust, SFG, Inc., SFG-I, LLC, SFG-II, LLC, Six Flags Over Georgia, Ltd., SFOG II, Inc., SFOG II Employee, Inc., SFOG Acquisition A, Inc., SFOG Acquisition B, L.L.C., Six Flags Over Georgia, Inc., Six Flags Services of Georgia, Inc., Six Flags Theme
    Parks Inc. and Six Flags Entertainment Corporation and the Related Agreements (as defined therein); and

        (2) the Overall Agreement, dated as of November 24, 1997, among Six Flags Over Texas Fund, Ltd., Flags' Directors, L.L.C., FD-II, L.L.C., Texas Flags, Ltd., SFOT Employee, Inc., SFOT Acquisition I, Inc., SFOT Acquisition II, Inc., Six Flags Over Texas, Inc., Six Flags Theme Parks Inc. and Six Flags Entertainment Corporation and the Related Agreements (as defined therein);

in each case, as the same may be modified or amended from time to time after the Issue Date, provided the modification or amendment does not adversely affect the interests of the holders in any material respect.

    "PERMITTED BUSINESS" means any business related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of the indenture.

    "PERMITTED INVESTMENTS" means an Investment by the Company or any Restricted Subsidiary in:

        (1) cash or Cash Equivalents;

        (2) the Company, a Restricted Subsidiary or a Person which will, upon the making of the Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of the Restricted Subsidiary is a Permitted Business;

        (3) another Person if as a result of the Investment the other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets (or the assets of any business unit or division of the Person) to, the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that the Person's (or the unit's or division's) primary business is a Permitted Business;

        (4) another Person if the aggregate amount of all Investments in all the other Persons does not exceed $25.0 million at any one time outstanding (with each Investment being valued as of the date made and without giving effect to subsequent changes in value); PROVIDED, HOWEVER, that the Person's primary business is a Permitted Business;

        (5) promissory notes received as consideration for an Asset Sale which are secured by a Lien on the asset subject to the Asset Sale; PROVIDED that the aggregate amount of all the promissory notes at any one time outstanding does not exceed $5.0 million;

        (6) non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders-Asset Sales;"

        (7) assets acquired solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

        (8) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

        (9) payroll, travel and similar advances that are made in the ordinary course of business;

        (10) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or the Restricted Subsidiary;

        (11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and

        (12) other Investments in any Person at any time outstanding (such an Investment being measured on the date the Investment was made and without giving effect to subsequent changes in value) not to exceed $150 million.

    "PERMITTED LIENS" means:

        (1) Liens to secure Indebtedness of a Restricted Subsidiary of the Company that was permitted to be incurred under the indenture;

        (2) Liens existing on the Issue Date;

        (3) Liens on property or shares of Capital Stock of another Person at the time the other Person becomes a Restricted Subsidiary of the Person; PROVIDED, HOWEVER, that the Liens are not created, incurred or assumed in connection with, or in contemplation of, the other Person becoming a Restricted Subsidiary; PROVIDED FURTHER, HOWEVER, that the Lien may not extend to any other property owned by the Person or any of its Restricted Subsidiaries;

        (4) Liens on property at the time the Person or any of its Restricted Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into the Person or a Restricted Subsidiary of the Person; PROVIDED, HOWEVER, that the Liens are not created, incurred or assumed in connection with, or in contemplation of, the acquisition; PROVIDED FURTHER, HOWEVER, that the Liens may not extend to any other property owned by the Person or any of its Restricted Subsidiaries;

        (5) Liens securing Indebtedness or other obligations of a Restricted Subsidiary of the Person owing to the Person or a Restricted Subsidiary of the Person;

        (6) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same type of property securing the Hedging Obligations;

        (7) Liens to secure any Permitted Refinancing Indebtedness; PROVIDED, HOWEVER, that:

           (a) the new Lien will be limited to all or part of the same property that secured the original Indebtedness (PLUS improvements on the property); and

           (b) the Indebtedness secured by the Lien at that time is not increased to any amount greater than the sum of: (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness refinanced at the time the original Lien became a Permitted Lien; and
       (B) an amount necessary to pay any fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement;

        (8) (a) mortgages, liens, security interests, restrictions or encumbrances that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any real property leased by the Company or any Restricted Subsidiary of the Company and subordination or similar agreements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

        (9) pledges or deposits by the Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Person is a party, or deposits to secure public or statutory obligations of the Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which the Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

        (10) Liens imposed by law, such as carriers', warehousemen's and mechanic's Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against the Person with respect to which the Person will then be proceeding with an appeal or other proceedings for review;

        (11) Liens for property taxes not yet due or payable or subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings;

        (12) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of the Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair the use of the properties in the operation of the business of the Person;

        (13) Liens securing Purchase Money Indebtedness; PROVIDED, HOWEVER, that:

           (a) the Indebtedness secured by the Liens is otherwise permitted to be incurred under the indenture;

           (b) the principal amount of any Indebtedness secured by such a Lien does not exceed the cost of assets or property so acquired or constructed; and

           (c) the amount of Indebtedness secured by such a Lien is not subsequently increased;

        (14) Liens arising out of the transactions contemplated by the Partnership Parks Agreements, the Marine World Agreements, the Subordinated Indemnity Agreement or the Six Flags Agreement; and

        (15) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $20.0 million at any one time outstanding.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); PROVIDED that:

        (1) the principal amount (or accreted value, if applicable) of the Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), PLUS accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (PLUS the amount of reasonable expenses, including premiums, incurred in connection therewith);

        (2) the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

        (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

        (4) the Indebtedness is incurred either by the Company or by a Restricted Subsidiary.

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    "PIERS" means the Company's 11,500,000 Preferred Income Equity Redeemable
Shares issued on January 23, 2001.

    "PUBLIC EQUITY OFFERING" means an underwritten primary public offering of Equity Interests (other than Disqualified Stock) of the Company pursuant to an effective registration statement under the Securities Act.

    "PURCHASE MONEY INDEBTEDNESS" means Indebtedness:

        (1) consisting of the deferred purchase price of property, conditional sale obligations, obligation under any title retention agreement and other purchase money obligations, in each case where the maturity of the Indebtedness does not exceed the anticipated useful life of the asset being financed; and

        (2) incurred to finance the acquisition by the Company or a Restricted Subsidiary of the Company of the asset, including additions and improvements;

    PROVIDED, HOWEVER, that any Lien arising in connection with this type of Indebtedness will be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which the asset is attached; and PROVIDED FURTHER, that the Indebtedness is incurred within 180 days after the acquisition, addition or improvement by the Company or Restricted Subsidiary of the asset.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "SENIOR DEBT" means:

        (1) all Indebtedness of the Company or any Restricted Subsidiary outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

        (2) any other Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the terms of the indenture, unless the instrument under which the Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes; and

        (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

    Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

        (1) any liability for federal, state, local or other taxes owed or owing by the Company;

        (2) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates;

        (3) any trade payables; or

        (4) the portion of any Indebtedness that is incurred in violation of the indenture.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as the Regulation is in effect on the date of the indenture.

    "SIX FLAGS CREDIT FACILITY" means the $1.2 billion credit agreement, dated as of November 5, 1999, among Six Flags, Inc., Six Flags Operations Inc., Six Flags Theme Parks Inc., and the lenders party thereto, Lehman Commercial
Paper Inc., as administrative agent, and the other agents named therein.

    "SPECIFIED AMOUNT" means, as of any date, the product of:

        (1) the Consolidated Cash Flow of the Company for the most recently ended four-quarter period for which financial statements have been filed with the Commission determined on a pro forma basis after giving effect to all acquisitions or Asset Sales made by the Company and its Restricted Subsidiaries from the beginning of the four-quarter period through and including the date of determination (including any related financing transactions) as if the acquisitions and dispositions had occurred at the beginning of the four-quarter period; times

        (2) 0.75.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing the Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase the interest or principal prior to the date originally scheduled for the payment thereof.

    "STRATEGIC EQUITY INVESTMENT" means a cash contribution to the common equity capital of the Company or a purchase from the Company of common Equity Interests (other than Disqualified Stock), in either case by or from a Strategic Equity Investor and for aggregate cash consideration of at least $25.0 million.

    "STRATEGIC EQUITY INVESTOR" means, as of any date, any Person (other than an Affiliate of the Company) engaged in a Permitted Business which, as of the day immediately before the date, had a Total Equity Market Capitalization of at least $1.0 billion.

    "SUBORDINATED INDEMNITY AGREEMENT" means the Subordinated Indemnity Agreement, dated as of April 1, 1998, among the Company, SFEC and its subsidiaries, Time Warner Inc., Time Warner Entertainment Company, L.P. and TW-SPV Co., as the same may be modified or amended from time to time after April 1, 1998, provided the modification or amendment does not adversely affect the interests of the holders in any material fashion.

    "SUBSIDIARY" means, with respect to any Person:

        (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Person or one or more of the other Subsidiaries of that Person (or a combination thereof); PROVIDED that, notwithstanding the foregoing, each of SFOG A Holdings, SFOG B Holdings, SFOT I Holdings and SFOT II Holdings will be deemed to be a Subsidiary of the Company for all purposes under the indenture so long as the Subordinated Indemnity Agreement and the Beneficial Share Assignment Agreement will each be in full force and effect and no default or event of default will have occurred thereunder, and

        (2) any partnership or limited liability company (a) the sole general partner or the managing general partner (or equivalent) of which is the Person or a Subsidiary of the Person; or (b) the only general partners of which are the Person or one or more Subsidiaries of the Person (or any combination thereof).

    "TOTAL EQUITY MARKET CAPITALIZATION" of any Person means, as of any day of determination, the sum of:

        (1) the product of (a) the aggregate number of outstanding primary shares of (i) common stock of the Person on that day (which will not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of the Person) and (ii) preferred stock of the Person on that day (to the extent listed on a national securities exchange or the Nasdaq National Market System) multiplied by (b) the average closing price of the common stock or the preferred stock, as the case may be, listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive business days immediately preceding that day; PLUS

        (2) the liquidation value of any outstanding shares of preferred stock of the Person on that day not listed on a national securities exchange or the Nasdaq National Market System.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary (other than Six Flags Operations or Six Flags Theme Parks or any successor to either of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that the Subsidiary:

        (1) has no Indebtedness other than Non-Recourse Debt;

        (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any the agreement, contract, arrangement or understanding are no LESS favorable to the Company or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

        (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person's financial condition or to cause the Person to achieve any specified levels of operating results;

        (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

        (5) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

    Such a designation by the Board of Directors will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to the designation and an Officers' Certificate certifying that the designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants-Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of the Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of that date (and, if the Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption "--Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock," the Company will be in default of the covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that the designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of the Unrestricted Subsidiary and the designation will only be permitted if (1) the Indebtedness is permitted under the covenant described under the caption "--Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if the designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following the designation.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of the Person that is at the time entitled to vote by the holder thereof in the election of the Board of Directors (or comparable body) of the Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of the payment; by

        (2) the then outstanding principal amount of the Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of the Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by the Person or by one or more Wholly Owned Restricted Subsidiaries of the Person or by the Person and one or more Wholly Owned Restricted Subsidiaries of the Person.

FORM OF REGISTERED NOTES

    The certificates representing the registered notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the registered notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee, in the form of a global note. Holders of the registered notes will own book-entry interests in the global note evidenced by records maintained by DTC.

    Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if

        (1) DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary within 90 days,

        (2) we provide for the exchange pursuant to the terms of the indenture, or

        (3) we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the trustee instructions to that effect.

    As of the date of this prospectus, no certificated notes are issued and outstanding.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material U.S. federal income tax considerations relating to the exchange of old notes for registered notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of old notes who hold the old notes as "capital assets" (in general, assets held for investment). Special situations, such as the following, are not addressed:

    - tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid U.S. federal income tax;

    - tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

    - tax consequences to holders whose "functional currency" is not the U.S. dollar;

    - tax consequences to persons who hold notes through a partnership or similar pass-through entity;

    - alternative minimum tax consequences, if any; or

    - any state, local or foreign tax consequences.

    The discussion below is based upon the provisions of the Internal Revenue Code of 1986, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

CONSEQUENCES OF TENDERING NOTES

    The exchange of your old notes for registered notes in the exchange offer would not constitute an exchange for federal income tax purposes. Accordingly, the exchange offer would have no federal income tax consequences to you if you exchange your old notes for registered notes. For example, there would be no change in your tax basis and your holding period would carry over to the registered notes. In addition, the federal income tax consequences of holding and disposing of your registered notes would also be the same as those applicable to your old notes.

    THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR REGISTERED NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of registered notes received in the exchange offer, where the notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such a resale.

    We will not receive any proceeds from any sale of registered notes by broker-dealers. Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Such a resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from such a broker-dealer and/or the purchasers of any of the registered notes. Any broker-dealer that resells registered notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of the notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on such a resale of the notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchasers of the old notes, other than commissions or concessions of any brokers or dealers, and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the notes will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Six Flags, Inc. and its subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The registrant is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law enables a corporation in its original certificate of incorporation or an amendment to its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(4) for any transactions from which a director derived an improper personal benefit. Article Seventh of the Certificate of Incorporation of the Registrant has eliminated the personal liability of directors to the fullest extent permitted by Subsection (b)(7) of Section 102 of the DGCL.

    Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding provided that the director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that the director or officer has no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding provided that the director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that the director or officer has no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit provided that the director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which the director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or another court shall deem proper.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against liabilities under Section 145.

    The Certificate of Incorporation of the registrant provides that it will to the fullest extent permitted by the DGCL indemnify all persons whom it may indemnify pursuant to the DGCL. The registrant's By-laws contain similar provisions requiring indemnification of the registrant's officers to the fullest extent authorized by the DGCL. In addition, the registrant's Certificate of Incorporation contains a provision limiting the personal liability of the registrant's directors for monetary damages for certain breaches of their fiduciary duty. The registrant has indemnification insurance under which directors and officers are insured against certain liability that may incur in their capacity as such.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

    (a) Exhibits

EXHIBIT NUMBER          DESCRIPTION
--------------          -----------
       3.1*             Certificate of Designation of Series A Junior Preferred
                        Stock of Registrant -- incorporated by reference from
                        Exhibit 2(1.C) to Registrant's Form 8-A dated January 21,
                        1998.

       3.2*             Restated Certificate of Incorporation of Registrant dated
                        March 25, 1998 -- incorporated by reference from Exhibit 3 to Registrant's Current Report on Form 8-K filed on
                        March 26, 1998.

       3.3*             Certificate of Designation, Rights and Preferences for
                        7 1/2% Mandatorily Convertible Preferred Stock of Registrant
                        -- incorporated by reference from Exhibit 4(s) to
                        Registrant's Registration Statement on Form S-3 (No.
                        333-45859) declared effective on March 26, 1998.

       3.4*             Certificate of Amendment of Certificate of Incorporation of
                        Registrant dated July 24, 1998 -- incorporated by reference from Exhibit 3(p) to Registrant's Form 10-K for the year
                        ended December 31, 1998.

       3.5*             Certificate of Amendment of Certificate of Incorporation of
                        Registrant dated June 30, 2000 -- incorporated by reference from Exhibit 3.1 to Registrant's Form 10-Q for the quarter ended June 30, 2000.

EXHIBIT NUMBER          DESCRIPTION
--------------          -----------
       3.6*             Certificate of Designation, Rights and Preferences for
                        7 1/4% Convertible Preferred Stock of Registrant --
                        incorporated by reference from Exhibit 5 to Registrant's
                        Current Report on Form 8-K filed on January 23, 2001.

       3.7*             Amended and Restated By-laws of Registrant -- incorporated by reference from Exhibit 3.2 to Registrant's Form 10-Q for the quarter ended June 30, 2000.

       4.1*             Indenture dated as of February 2, 2001 between Registrant
                        and The Bank of New York with respect to Registrant's 9 1/2%
                        Senior Notes due 2009 -- incorporated by reference from
                        exhibit 4(j) to Registrant's Form 10-K for the year ended
                        December 31, 2000.

       4.2** Registration Rights Agreement dated as of February 2, 2001 between Registrant, Lehman Brothers Inc., Merrill Lynch,
                        Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co.
                        Incorporated, Salomon Smith Barney Inc., Allen & Company
                        Incorporated, BNY Capital Markets, Inc., Credit Lyonnais
                        Securities (USA) Inc. and Scotia Capital (USA) Inc.

       5.1              Opinion of Weil, Gotshal & Manges LLP

      10.1* Form of Subscription Agreement between the Registrant and each of the purchasers of shares of Preferred Stock -- incorporated by reference from Exhibit 4(10) to the Registration Statement on Form S-1 (Reg. No. 33-62225) declared effective on November 9, 1995.

      10.2*             Form of Subscription Agreement, dated October 1992, between the Registrant and certain investors -- incorporated by
                        reference from Exhibit 4(a) to the Registrant's Current
                        Report on Form 8-K dated October 30, 1992 (Commission File
                        Number 0-6066).

      10.3* Form of Common Stock Certificate -- incorporated by reference from Exhibit 4(l) to Registrant's Registration
                        Statement on Form S-2 (Reg. No. 333-08281) declared effective on May 28, 1996.

      10.4*             Form of Depository Receipt evidencing ownership of
                        Registrant's Premium Income Equity Securities --
                        incorporated by reference from Exhibit 4(k) to Registrant's
                        Registration Statement on Form S-3 (Reg. No. 333-45859)
                        declared effective on March 26, 1998.

      10.5*             Indenture dated as of April 1, 1998 between Registrant and
                        The Bank of New York, as trustee, with respect to
                        Registrant's 10% Senior Discount Notes due 2008 --
                        incorporated by reference from Exhibit 4(o) to Registrant's
                        Registration Statement on Form S-3 (Reg. No. 333-45859)
                        declared effective on March 26, 1998.

      10.6*             Indenture dated as of April 1, 1998 between Registrant and
                        The Bank of New York, as trustee, with respect to
                        Registrant's 9 1/4% Senior Discount Notes due 2006 --
                        incorporated by reference from Exhibit 4(p) to Registrant's
                        Registration Statement on Form S-3 (Reg. No. 333-45859)
                        declared effective on March 26, 1998.

      10.7*             Indenture dated as of April 1, 1998 between Registrant and
                        The Bank of New York, as trustee, with respect to
                        Registrant's 8 7/8% Senior Discount Notes due 2006 --
                        incorporated by reference from Exhibit 4(q) to Registrant's
                        Registration Statement on Form S-3 (Reg. No. 333-45859)
                        declared effective on March 26, 1998.

EXHIBIT NUMBER          DESCRIPTION
--------------          -----------
      10.8*             Deposit Agreement dated as of April 1, 1998 among
                        Registrant, The Bank of New York and the holder from time to time of depositary receipts executed and delivered
                        thereunder -- incorporated by reference from Exhibit 4(u) to
                        Registrant's Registration Statement on Form S-3 (Reg.
                        No. 333-45859) declared effective on March 26, 1998.

      10.9*             Indenture and First Supplemental Indenture dated as of June
                        30, 1999 between Registrant and The Bank of New York with
                        respect to Registrant's 9 3/4% Senior Notes due 2007 --
                        incorporated by reference from Exhibits 4.1 and 4.2 to
                        Registrant's Current Report on Form 8-K dated July 2, 1999.

      10.10*            Form of Deposit Agreement dated as of January 23, 2001 among
                        Registrant, The Bank of New York, as Depositary, and owners and holders of depositary receipts -- incorporated by
                        reference from Exhibit 12 to Registrant's Form 8-A12B filed on January 23, 2001.

      10.11*            Form of Depository Receipt evidencing ownership of
                        Registrant's Preferred Income Equity Redeemable Securities
                        -- incorporated by reference from Exhibit 13 to Registrant's
                        Form 8-A12B filed on January 23, 2001.

      10.12* Form of 7 1/4% Convertible Preferred Stock Certificate -- incorporated by reference from Exhibit 14 to Registrant's
                        Form 8-A12B filed on January 23, 2001.

      10.13*            Agreement of Limited Partnership of 229 East 79th Street
                        Associates LP dated July 24, 1987, together with amendments thereto dated, respectively, August 31, 1987, October 21,
                        1987, and December 21, 1987 -- incorporated by reference
                        from Exhibit 10(i) to Form 10-K of Registrant for year ended
                        December 31, 1987 (Commission File Number 0-6066).

      10.14*            Agreement of Limited Partnership of Frontier City Partners
                        Limited Partnership, dated October 18, 1989, between
                        Frontier City Properties, Inc. as general partner, and the
                        Registrant and Frontier City Properties, Inc. as limited
                        partners -- incorporated by reference from Exhibit 10(g) to the Registrant's Current Report on Form 8-K dated
                        October 18, 1989 (Commission File Number 0-6066).

      10.15*            Lease Agreement dated December 22, 1995 between Darien Lake
                        Theme Park and Camping Resort, Inc. and The Metropolitan
                        Entertainment Co., Inc. --incorporated by reference from
                        Exhibit 10(o) to Registrant's Form 10-K for the year ended
                        December 31, 1995 (Commission File Number 0-9789).

      10.16*            Consulting and Non-Competition Agreement, dated October 30,
                        1996, between Registrant and Arnold S. Gurtler --
                        incorporated by reference from Exhibit 10(u) to Registrant's
                        Registration Statement on Form S-2 (Reg. No. 333-16573)
                        declared effective on January 27, 1997.

      10.17*            Non-Competition Agreement, dated as of October 30, 1996
                        between Registrant and Ascent Entertainment Group, Inc. --
                        incorporated by reference from Exhibit 10(s) to Registrant's
                        Registration Statement on Form S-2 (Reg. No. 333-16573)
                        declared effective on January 27, 1997.

      10.18*            Consulting Agreement, dated December 4, 1996, between
                        Registrant and Charles R. Wood -- incorporated by reference from Exhibit 10(b) to Registrant's Current Report on Form
                        8-K, dated December 13, 1996.

EXHIBIT NUMBER          DESCRIPTION
--------------          -----------
      10.19*            Non-Competition Agreement dated as of December 4, 1996
                        between Registrant and Charles R. Wood -- incorporated by
                        reference from Exhibit 10(c) of Registrant's Current Report on Form 8-K, dated December 13, 1996.

      10.20*            Registrant's 1996 Stock Option and Incentive Plan --
                        incorporated by reference from Exhibit 10(z) to Registrant's
                        Form 10-K for the year ended December 31, 1997.

      10.21*            1997 Management Agreement Relating to Marine World, by and
                        between the Marine World Joint Powers Authority and Park
                        Management Corp, dated as of the 1st day of February, 1997
                        -- incorporated by reference from Exhibit 10(aa) to
                        Registrant's Form 10-K for the year ended December 31, 1997.

      10.22*            Purchase Option Agreement among City of Vallejo, Marine
                        World Joint Powers Authority and Redevelopment Agency of the
                        City of Vallejo, and Park Management Corp., dated as of
                        August 29, 1997 -- incorporated by reference from Exhibit
                        10(ab) to Registrant's Form 10-K for the year ended
                        December 31, 1997.

      10.23*            Letter Agreement, dated November 7, 1997, amending 1997
                        Management Agreement Relating to Marine World, by and
                        between the Marine World Joint Powers Authority and Park
                        Management Corp., dated as of the 1st day of February, 1997
                        -- incorporated by reference from Exhibit 10(ac) to
                        Registrant's Form 10-K for the year ended December 31, 1997.

      10.24*            Reciprocal Easement Agreement between Marine World Joint
                        Powers Authority and Park Management Corp., dated as of
                        November 7, 1997 -- incorporated by reference from Exhibit
                        10(ad) to Registrant's Form 10-K for the year ended
                        December 31, 1997.

      10.25*            Parcel Lease between Marine World Joint Powers Authority and
                        Park Management Corp., dated as of November 7, 1997 --
                        incorporated by reference from Exhibit 10(ae) to
                        Registrant's Form 10-K for the year ended December 31, 1997.

      10.26*            Employment Agreement, dated as of July 31, 1997, between
                        Premier Parks Inc. and Kieran E. Burke -- incorporated by
                        reference from Exhibit 10(af) to Registrant's Form 10-K for the year ended December 31, 1997.

      10.27*            Employment Agreement, dated as of July 31, 1997, between
                        Premier Parks Inc. and Gary Story -- incorporated by
                        reference from Exhibit 10(ag) to Registrant's Form 10-K for the year ended December 31, 1997.

      10.28*            Employment Agreement, dated as of July 31, 1997, between
                        Premier Parks Inc. and James F. Dannhauser -- incorporated by reference from Exhibit 10(ah) to Registrant's Form 10-K for the year ended December 31, 1997.

      10.29*            Rights Agreement dated as of January 12, 1998 between
                        Premier Parks Inc. and Bank One Trust Company, N.A., as
                        Rights Agent -- incorporated by reference from Exhibit 4.1 to Registrant's Current Report on Form 8-K dated
                        December 15, 1997.

      10.30*            Stock Purchase Agreement dated as of December 15, 1997,
                        between the Registrant and Centrag S.A., Karaba N.V. and
                        Westkoi N.V. -- incorporated by reference from Exhibit 10.1 to Registrant's Current Report on Form 8-K dated
                        December 15, 1997.

      10.31* Agreement and Plan of Merger dated as of February 9, 1998, by and among the Registrant, Six Flags Entertainment
                        Corporation and others --incorporated by reference from
                        Exhibit 10(a) to Registrant's Current Report on Form 8-K dated February 9, 1998.

EXHIBIT NUMBER          DESCRIPTION
--------------          -----------
      10.32*            Agreement and Plan of Merger dated as of February 9, 1998, by and among Premier Parks Inc., Premier Parks Holdings
                        Corporation and Premier Parks Merger Corporation --
                        incorporated by reference from Exhibit 2.1 to Registrant's
                        Current Report on Form 8-K dated March 25, 1998.

      10.33*            Amended and Restated Rights Agreement between Premier Parks
                        Inc. and Bank One Trust Company, as Rights Agent --
                        incorporated by reference from Exhibit 4.1 to Registrant's
                        Current Report on Form 8-K dated December 15, 1997, as
                        amended.

      10.34*            Registrant's 1998 Stock Option and Incentive Plan --
                        incorporated by reference from Exhibit 10(ap) to
                        Registrant's Form 10-K for the year ended December 31, 1998.

      10.35*            Subordinated Indemnity Agreement dated February 9, 1998
                        among Registrant, the subsidiaries of Registrant named
                        therein, Time Warner Inc., the subsidiaries of Time Warner
                        Inc. named therein, Six Flags Entertainment Corporation and the subsidiaries of Six Flags Entertainment Corporation
                        named therein -- incorporated by reference from Exhibit 2(b)
                        to Registrant's Registration Statement on Form S-3
                        (No. 333-45859) declared effective on March 26, 1998.

      10.36*            Sale and Purchase Agreement dated as of October, 1998 by and between Registrant and Fiesta Texas Theme Park, Ltd. --
                        incorporated by reference from Exhibit 10(at) to
                        Registrant's Form 10-K for the year ended December 31, 1998.

      10.37*            Overall Agreement dated as of February 15, 1997 among Six
                        Flags Fund, Ltd. (L.P.), Salkin II Inc., SFOG II Employee,
                        Inc., SFOG Acquisition A, Inc., SFOG Acquisition B, Inc.,
                        Six Flags Over Georgia, Inc., Six Flags Series of Georgia,
                        Inc., Six Flags Theme Parks Inc. and Six Flags Entertainment
                        Corporation -- incorporated by reference from Exhibit 10(au)
                        to Registrant's Form 10-K for the year ended December 31,
                        1998.

      10.38*            Overall Agreement dated as of November 24, 1997 among Six
                        Flags Over Texas Fund, Ltd., Flags' Directors LLC, FD-II,
                        LLC, Texas Flags Ltd., SFOT Employee, Inc., SFOT Parks Inc.
                        and Six Flags Entertainment Corporation -- incorporated by reference from Exhibit 10(av) to Registrant's Form 10-K for the year ended December 31, 1998.

      10.39*            Credit Agreement dated as of November 5, 1999 among
                        Registrant, certain subsidiaries named therein, the Lenders from time to time party thereto, The Bank of New York, as
                        Syndicate Agent, Bank of America, N.A. and The Bank of Nova
                        Scotia, as Documentation Agents, Lehman Brothers Inc. and
                        Lehman Brothers International (Europe) Inc., as Advisors,
                        Lead Arrangers and Bank Managers, and Lehman Commercial
                        Paper Inc., as Administrative Agent -- incorporated by
                        reference from Exhibit 10.1 to Registrant's Form 10-Q for
                        the quarter ended September 30, 1999.

      10.40*            Stock Purchase Agreement dated as of December 6, 2000 among
                        Registrant, EPI Realty Holdings, Inc., Enchanted Parks,
                        Inc., and Jeffrey Stock --incorporated by reference from
                        exhibit 10(bb) to Registrant's Form 10-K for the year ended
                        December 31, 2000.

      10.41*            Asset Purchase Agreement dated as of January 8, 2001 between
                        Registrant and Sea World, Inc. -- incorporated by reference from exhibit 10(cc) to Registrant's Form 10-K for the year ended December 31, 2000.

      10.42*            Amendment to Employment Agreement dated as of January 1,
                        2000 between Registrant and Kieran E. Burke -- incorporated by reference from exhibit 10(dd) to Registrant's Form 10-K for the year ended December 31, 2000.

EXHIBIT NUMBER          DESCRIPTION
--------------          -----------
      10.43*            Amendment to Employment Agreement dated as of January 1,
                        2000 between Registrant and Gary Story -- incorporated by
                        reference from exhibit 10(ee) to Registrant's Form 10-K for the year ended December 31, 2000.

      10.44*            Amendment to Employment Agreement dated as of January 1,
                        2000 between Registrant and James F. Dannhauser --
                        incorporated by reference from exhibit 10(ff) to
                        Registrant's Form 10-K for the year ended December 31, 2000.

      12.1**            Ratio of earnings to fixed charges

      21.1*             Subsidiaries of the Registrant -- incorporated by reference from exhibit 21 to Registrant's Form 10-K for the year ended
                        December 31, 2000.

      23.1              Consent of KPMG LLP.

      23.2              Consent of Weil, Gotshal & Manges LLP (included in
                        Exhibit 5.1).

      24.1**            Power of Attorney.

      25.1              Form T-1 statement of eligibility under the Trust Indenture
                        Act of 1939 of The Bank of New York, as trustee.

      99.1**            Letter of Transmittal.

      99.2**            Notice of Guaranteed Delivery.


------------------------


*   Incorporated by reference



**  Previously filed.


ITEM 22. UNDERTAKINGS.

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (c) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    (d)  The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by
    Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
    Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

    (e) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York, State of New York, on July 18, 2001.


                                                       SIX FLAGS, INC.

                                                       By:             /s/ KIERAN E. BURKE
                                                            -----------------------------------------
                                                                         Kieran E. Burke
                                                                      CHAIRMAN OF THE BOARD
                                                                   AND CHIEF EXECUTIVE OFFICER


                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----

                                                       Chairman of the Board,
                 /s/ KIERAN E. BURKE                     Chief Executive Officer
     -------------------------------------------         (Principal Executive         July 18, 2001
                   Kieran E. Burke                       Officer) and Director

                          *
     -------------------------------------------       President, Chief Operating     July 18, 2001
                     Gary Story                          Officer and Director

                                                       Chief Financial Officer
                          *                              (Principal Financial and
     -------------------------------------------         Accounting Officer) and      July 18, 2001
                 James F. Dannhauser                     Director

                          *
     -------------------------------------------       Director                       July 18, 2001
                  Paul A. Biddelman

                          *
     -------------------------------------------       Director                       July 18, 2001
                 Michael E. Gellert

                          *
     -------------------------------------------       Director                       July 18, 2001
                Francois Letaconnoux

                          *
     -------------------------------------------       Director                       July 18, 2001
                  Stanley S. Shuman

              *By: /s/ KIERAN E. BURKE
                   Kieran E. Burke
                  Attorney-in-Fact